UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (the “Corporation”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, January 10, 2008 at 10:00 A.M., local time, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of four (4) Class III Directors for a three-year term expiring in 2010;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending August 31, 2008;

3.	To consider a Shareholder Proposal, if presented at the Annual Meeting, as described on pages [ ] to [ ] of the Proxy Statement

4.	The transaction of any other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record at the close of business on November 27, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors

Gary J. Elek
  Secretary

Akron, Ohio
December [10], 2007

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed WHITE PROXY in the envelope provided, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Corporation provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. (the “Corporation”) has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of the Corporation’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Corporation, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Corporation’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
PROXY STATEMENT
PROPOSAL 1 — ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
AUDIT COMMITTEE REPORT
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSAL (Proposal No. 3)
BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
GENERAL INFORMATION
MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

3550 West Market Street
Akron, Ohio 44333

PROXY STATEMENT

December [10], 2007

The accompanying proxy is solicited by the Board of Directors of A. Schulman, Inc. (the “Corporation”) for use at the 2007 Annual Meeting of Stockholders to be held on January 10, 2008, at 10:00 A.M., local time, and any adjournments thereof (the “2007 Annual Meeting”).

Stockholders of record at the close of business on November 27, 2007 (the record date) will be entitled to vote at the 2007 Annual Meeting. On that date, the Corporation had issued and outstanding [          ] shares of common stock, $1.00 par value (the “Common Stock”). Each such share is entitled to one vote on all matters properly coming before the 2007 Annual Meeting. At least [          ] shares of Common Stock of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about December [10], 2007.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the provisions of the Corporation’s By-Laws, as amended (the “By-Laws”), and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors has fixed the number of Directors at twelve. The Directors of the Corporation are currently divided into three classes, and the By-Laws require that, to the extent possible, there be the same number of Directors in each class. In compliance with the By-Laws, there are currently four Directors in each class. The Directors elected at the 2007 Annual Meeting will be elected to serve for three-year terms expiring in 2010 and until their respective successors are duly elected and qualified.

Unless a stockholder requests that voting of that stockholder’s proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on the WHITE Proxy Card, it is presently intended that shares represented by proxies in the enclosed form will be voted for the election as Directors of the four Class III nominees named in the table on the following page. All of the members of the Nominating and Corporate Governance Committee have recommended, and the Board of Directors has approved, the nomination of these nominees.

On October 3, 2007, the Corporation received notice from Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company, to nominate each of Jeffrey Solomon, Mark Mitchell, Michael Caporale, Jr. and Lee Meyer for election to the Board of Directors of the Corporation.

This year, the Corporation is offering registered stockholders the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting your vote by mail on the enclosed WHITE Proxy Card, you may vote by telephone or “online” via the Internet by following the procedures described on your WHITE Proxy Card. In order to vote online or via telephone, please have the enclosed WHITE Proxy Card in hand, and call the number or go to the website listed on the WHITE Proxy Card and follow the instructions. The telephone and

Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from Internet access providers and telephone companies. If you hold your shares in “street-name” through a broker you may also be able to vote by telephone or online by following the instructions in the materials delivered to you.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. If before the 2007 Annual Meeting the Corporation is successful in appointing a Chief Executive Officer to replace Mr. Haines, who has announced that he will retire no later than March 1, 2008, then the Board of Directors expects that the successor will replace Mr. Haines as a nominee. The election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of Directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part from the Corporation’s records.

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of November 27, 2007	Director

Nominees to Serve Until 2010 Annual Meeting of Stockholders (Class III)
Terry L. Haines(1)	President and Chief Executive Officer of the Corporation since 1991 and Chairman of the Board since 2006; formerly, Chief Operating Officer of the Corporation, 1990-1991; age 61	1990

James A. Karman(2)(3)	Retired; formerly, Vice Chairman, RPM International, Inc. (coatings, sealants and specialty chemicals), 1999-2002; President of RPM International, Inc., 1978-1999; and Chief Financial Officer of RPM International, Inc., 1982-1993; age 70	1995

James A. Mitarotonda(1)(2)	Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P. (an investment firm) since 1991; President and Chief Executive Officer from January 2004 to December 2004 and from May 2006 to April 2007 of Dynabazaar, Inc.; Co-Chief Executive Officer and Co-Chairman, from April 2003 until May 2004, and sole Chief Executive Officer, from May 2004 until October 2004, of LQ Corporation, Inc.; and from January 2001 until May 2004, President and Chief Executive Officer of MM Companies, Inc. (now known as George Foreman Enterprises, Inc.); age 53	2005

[INDEPENDENT NOMINEE]

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of November 27, 2007	Director

Continuing Directors Serving Until 2008 Annual Meeting of Stockholders (Class I)
Dr. Peggy Miller(3)(4)	Retired; formerly, President, South Dakota State University, 1998-2006; Senior Fellow, National Center for Higher Education 1996-1998; President, The University of Akron 1992-1996; and Chancellor and Chief Executive Officer, Indiana University Northwest, 1984-1992; Age 70	1994

Willard R. Holland(1)(2)(3)(4)(5)	Retired; formerly, Chairman of the Board of FirstEnergy Corp. (electric utility), 1996-1999; President and Chief Executive Officer, FirstEnergy Corp., 1993-1999; Chairman of the Board and Chief Executive Officer of FirstEnergy Corp.’s subsidiary, Pennsylvania Power Company, 1993-1999; Chief Operating Officer, Ohio Edison Company, 1991-1993; and Senior Vice President, Detroit Edison Company (electric utility), 1988-1991; age 71	1995

John B. Yasinsky(2)(4)	Retired; formerly, Chairman and Chief Executive Officer of Omnova Solutions, Inc. (decorative and building products and performance chemicals), 1999-2001; and Chairman, President and Chief Executive Officer of GenCorp., Inc. (aerospace, automotive, chemical and plastics), 1995-1999; age 68	2000

David G. Birney(3)	Retired; formerly, President and Chief Executive Officer of Solvay America, Inc. (chemicals, plastics and pharmaceuticals), 2001-2006; and President and Chief Executive Officer of Solvay Polymers, Inc. (plastics company), 1987-2000; age 64	2006

Continuing Directors Serving Until 2009 Annual Meeting of Stockholders (Class II)
James S. Marlen(2)(4)	Chairman of the Board of Ameron International Corporation (construction and industrial manufacturing) since 1995; President and Chief Executive Officer of Ameron International Corporation since 1993; formerly, Vice President, GenCorp., Inc. (aerospace, automotive, chemical and plastics) and President, GenCorp. Polymer Products, a subsidiary of GenCorp., Inc., 1988-1993; age 66	1995

Ernest J. Novak, Jr.(1)(2)(3)	Retired; formerly, Partner of Ernst & Young LLP (public accounting), 1980-2003, including most recently, Managing Partner of certain domestic offices, 1986-2003; age 62	2003

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of November 27, 2007	Director

Howard R. Curd(4)	Chairman of the Board and Chief Executive Officer of Uniroyal Engineered Products, LLC (plastic vinyl coated fabrics), since 2003; Trustee for Brothers Gourmet Coffee, Inc., 2002-2006; Trustee to DeGeorgio, 2000-2003; Chairman and Chief Executive Officer Uniroyal Technology Corporation (compound semiconductor, plastic vinyl coated fabrics and specialty chemical), 1992-2003; age 68	2006

Michael A. McManus, Jr.(3)	President, Chief Executive Officer and a director of Misonix, Inc., (a medical device company) since 1998; President and Chief Executive Officer of New York Bancorp Inc. from 1991 to 1998 and a director from 1990 to 1998; age 64	2006

Director With a Term Expiring at the 2007 Annual Meeting

Joseph M. Gingo(3)(4)	Executive Vice President, Quality Systems and Chief Technical Officer of The Goodyear Tire & Rubber Company (tire and rubber manufacturing) since 2003; formerly, Senior Vice President for Technology and Global Products Planning of The Goodyear Tire & Rubber Company, 1999-2003; Vice President and General Manager of The Goodyear Tire & Rubber Company’s Engineered Products business unit, 1998-1999; and Vice President of The Goodyear Tire and Rubber Company’s Asia operations, 1995-1998; age 62	2000

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Compensation Committee

(4)	Member of Nominating and Corporate Governance Committee

(5)	Lead Independent Director

Mr. Haines is a director of FirstMerit Corporation and Ameron International Corporation. Mr. Karman is a director of RPM International, Inc. Mr. Marlen is a director of Ameron International Corporation and Parsons Corporation. Mr. Novak is a director of BorgWarner Inc. and FirstEnergy Corp. Mr. Yasinsky is a director of CMS Energy Corporation and Consumers Energy Co. Mr. Mitarotonda is a director of The Pep Boys — Manny, Moe & Jack and Griffon Corporation. Mr. Birney is a director of Tronox, Inc. Mr. McManus is a director of American Home Mortgage Investment Corp., Novavax, Inc. and Misonix, Inc.

In August of 2002, Uniroyal Technical Corporation (“UTC”), of which Mr. Curd was Chairman, Chief Executive Officer and a director, filed for reorganization under Chapter 11 of the Bankruptcy Code (11 U.S.C. 1101 et seq.). In October 2003, Mr. Curd purchased the assets of Uniroyal Engineered Products from UTC through a Section 363 sale process at which time Mr. Curd resigned his positions with UTC and became Chairman and Chief Executive Officer of the acquiring company, Uniroyal Engineered Products, LLC.

Attendance at Meetings

The Board of Directors held 11 meetings during the year ended August 31, 2007. All incumbent Directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such Director served during the year. In accordance with the Corporation’s Corporate Governance Guidelines for the Board of Directors, Directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a Director may not be able to attend a meeting). Directors are encouraged to attend the Annual Meeting of Stockholders. All of the members of the Board of Directors attended the Annual Meeting of Stockholders held on December 7, 2006.

CORPORATE GOVERNANCE

The Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Corporation.

Corporate Governance Guidelines

The Board of Directors has adopted the Corporation’s Corporate Governance Guidelines. These Corporate Governance Guidelines, which are available on the Corporation’s website at www.aschulman.com, are intended to assure that the Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Corporation’s management.

Director Independence

Under the corporate governance listing standards of The Nasdaq Stock Market LLC (sometimes referred to as “NASDAQ”) and the Corporate Governance Guidelines, a majority of the members of the Board of Directors must satisfy NASDAQ’s criteria for “independence.” The Board has determined that the Directors named below, which are all Directors other than Mr. Haines, are independent under applicable NASDAQ standards.

David G. Birney	James A. Karman	Michael A. McManus, Jr.
Howard R. Curd	James S. Marlen	Ernest J. Novak, Jr.
Joseph M. Gingo	Dr. Peggy Miller	John B. Yasinsky
Willard R. Holland	James A. Mitarotonda

Board Committees

The Board of Directors has established the following standing Committees: Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board of Directors. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board of Directors. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the year ended August 31, 2007.

Audit Committee

The Audit Committee operates under a written charter that reflects the corporate governance reforms embodied by the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of NASDAQ. The Audit Committee consists of Messrs. Novak (Chair), Holland, Karman, Marlen, Mitarotonda, and Yasinsky. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the accounting and financial reporting process of the Corporation, including the quality and integrity of the Corporation’s financial statements and other financial information provided by the Corporation to any governmental or regulatory body, the public or other users thereof; the Corporation’s compliance with legal and regulatory requirements; the qualifications, independence and performance of, and the Corporation’s relationship with, its independent registered public accounting firm; the performance of the Corporation’s systems of internal accounting and financial controls; the performance of the Corporation’s systems of internal auditing; and the annual independent audit of the Corporation’s financial statements and effectiveness of its internal control over financial reporting. The functions performed by the Audit Committee include (i) reviewing the financial statements with management and the independent registered public accounting firm before publication; (ii) reviewing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements; (iii) reviewing with the Chief Executive Officer and the Chief Financial Officer any issues pertaining to the certifications required to accompany the filing of the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (iv) overseeing the Corporation’s internal accounting and financial controls; (v) reviewing legal matters that may have a material impact on the Corporation’s financial statements or the Corporation’s compliance policies; (vi) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (vii) considering the compatibility of the independent registered public accounting firm non-audit services with the independent registered public accounting firm’s independence; (viii) reviewing and approving in advance the annual audit plan and scope of work of the independent registered public accounting firm and reviewing with the independent registered public accounting firm any audit-related concerns and management’s response; (ix) being directly responsible for the appointment, compensation, retention and oversight of the Corporation’s independent registered public accounting firm; (x) pre-approving all auditing services and permitted non-audit services to be performed for the Corporation by the independent registered public accounting firm; and (xi) reviewing all transactions that are required to be reported under item 404(a) of Regulation S-K. Additionally, the Audit Committee oversees the Corporation’s program to comply with Section 404 of Sarbanes-Oxley, which requires the Corporation to establish, maintain and assess adequate internal control structures and procedures for financial reporting.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Corporation believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Corporation’s independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with the accounting principles generally accepted in the United States or that the Corporation’s independent registered public accounting firm is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on the Corporation’s website at www.aschulman.com.

The Audit Committee held a total of 6 meetings during the year ended August 31, 2007. The Audit Committee reviewed with PricewaterhouseCoopers LLP and the Corporation’s management the Corporation’s interim financial results prior to the filing of each of the Corporation’s Quarterly Reports on Form 10-Q. The Board has determined that each of the members of the Audit Committee is independent as defined under Rule 4200(a)(15) and Rule 4350(d) of the NASDAQ listing standards. The Board has also determined that the Chair of the Audit Committee, Ernest J. Novak, is an “audit committee financial expert” as defined in regulations adopted by the SEC.

Compensation Committee

The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating executive officers. The Compensation Committee consists of Messrs. Holland (Chair), Birney, Gingo, Karman, McManus and Novak and Dr. Peggy Miller. The Compensation Committee has overall responsibility for executive succession planning (except for the Chief Executive Officer, which is the responsibility of the Nominating and Corporate Governance Committee), management development and approving and evaluating the incentive compensation plans, policies and programs of the Corporation. As set forth in the Compensation Committee’s charter, the functions to be performed by the Compensation Committee include (i) setting the salary and other compensation of the Chief Executive Officer and the other executive officers of the

Corporation; (ii) reviewing incentive compensation pools for the Corporation prior to the annual determination of individual cash and equity based incentive awards; (iii) approving all employment or change-in-control severance agreements, annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs) proposed for executive officers and certain managers; (iv) periodically reviewing the Corporation’s compensation programs and policies to align them with the Corporation’s annual and long-term goals and the interests of the stockholders; and (v) administering, implementing and interpreting the Corporation’s long term incentive plans, including stock option, restricted stock, stock appreciation right, performance incentive, and similar plans and arrangements. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s charter, which is available on the Corporation’s website at www.aschulman.com and the Compensation Discussion and Analysis beginning on page [  ] of this Proxy Statement.

The Compensation Committee held 6 meetings during the fiscal year ended August 31, 2007. The Board has determined that each of the members of the Compensation Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee or officer of the Corporation. There are no interlocking relationships between the Corporation and other entities that might affect the determination of the compensation of the Corporation’s executive officers.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Directors, recommend to the Board the candidates for election by stockholders or appointment by the Board to fill a vacancy, recommend to the Board the composition and Chairs of Board committees, develop and recommend to the Board guidelines for effective corporate governance, and lead an annual review of the performance of the Board and each of its committees. The Nominating and Corporate Governance Committee consists of Dr. Peggy Miller (Chair) and Messrs. Curd, Holland, Marlen and Yasinsky. A more complete description of these and other Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s charter, which is available on the Corporation’s website at www.aschulman.com.

In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee reviews the credentials of potential Director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of Directors. In making its recommendations, the Committee considers a variety of factors, including whether the individuals have demonstrated achievements in business, education or public service. In addition, the Committee considers whether candidates for Director possess the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors, and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board of Directors. The Board of Directors Candidate Guidelines is attached to the Corporation’s Corporate Governance Guidelines, a copy of which is available on the Corporation’s website at www.aschulman.com. The Committee also considers whether the candidates possess the highest ethical standards and a strong sense of professionalism, are prepared to serve the interests of all the stockholders and are able to make themselves available to the Board of Directors in the fulfillment of their duties. For those Director candidates who are also employees of the Corporation, the Committee considers members of the executive management of the Corporation who have or are in the position to have a broad base of information about the Corporation and its business. The Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees, and may do so again in the future.

The Nominating and Corporate Governance Committee will consider recommendations for nomination to stand for election as directors those persons who are recommended to it in writing by any stockholder in accordance with the procedures for Stockholders to Recommend Candidates for Directors (which are available on the Corporation’s website at www.aschulman.com). Any stockholder wishing to recommend an individual to be considered by the Committee as a nominee for election as a Director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a Director. The Corporation may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by Board members, executive officers or other sources.

The Nominating and Corporate Governance Committee held 3 meetings during the fiscal year ended August 31, 2007. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ listing standards.

Code of Conduct

The Board of Directors has adopted a Code of Conduct, available on the Corporation’s website at www.aschulman.com, applicable to the Corporation’s employees, officers and directors. To further assure compliance, the Corporation maintains a worldwide hotline that allows employees to report confidentially any suspected violation of its Code of Conduct. The Corporation intends to satisfy the disclosure requirements regarding an amendment to or a waiver from a provision of its code of ethics that applies to the Corporation’s executive officers by posting such information on its website at www.aschulman.com.

Executive Sessions

Executive sessions of non-management Directors (consisting of all Directors other than Mr. Haines) are regularly held after each meeting of the Board of Directors, including meetings during the fiscal year ended August 31, 2007.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o Corporate Secretary, 3550 West Market Street, Akron, Ohio 44333. In general, the Corporate Secretary will forward all such communications to the Chair of the Nominating and Corporate Governance Committee. The Committee Chair in turn determines whether the communication should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chair of a particular Board Committee, the Corporate Secretary forwards those communications directly to the Board member so addressed.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of November 27, 2007 (except as otherwise indicated by footnote) in respect of beneficial ownership of shares of Common Stock by each Director and Nominee, by each Named Executive Officer, by all Directors and executive officers as a group, and by each person known to the Corporation to own five percent or more of its Common Stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

	Total Beneficial	Percent of
Name	Ownership	Outstanding

Directors, Executive Officers and Nominees
Terry L. Haines(1)(2)	364,334
Ronald G. Andres(1)(2)(3)	119,433
Paul F. DeSantis(1)(2)(4)	20,381
John M. Myles(1)	34,925
Barry A. Rhodes(1)(2)	92,033
David G. Birney(2)(5)	7,000
Howard R. Curd(2)	4,500
Joseph M. Gingo(1)(2)	17,000
Willard R. Holland(1)(2)	20,000
James A. Karman(1)(2)	21,000
James S. Marlen(1)(2)	19,500
Dr. Peggy Miller(1)(2)	18,000
James A. Mitarotonda(2)(6)(10)	2,371,954
Michael A. McManus, Jr.(2)	2,500
Ernest J. Novak, Jr.(2)	12,200
John B. Yasinsky(1)(2)(7)	19,000
[INDEPENDENT DIRECTOR]
All Directors and Executive Officers as a group (18 persons)(1)(2)	3,211,959
5% Or Greater Stockholders
Temujin Fund Management, LLC(8)	2,696,226
140 Broadway, 45th Floor New York, New York 10005
Dimensional Fund Advisors Inc.(9)	2,640,475
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Barington Companies Offshore Fund, Ltd.	2,506,362
Barington Companies Equity Partners, L.P., Barington Investments, L.P., James A. Mitarotonda, RJG Capital Partners, L.P., D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd and HCM/Z Special Opportunities LLC(10)

Ramius Capital Group, L.L.C.	2,062,795
Parche, LLC; Starboard Value and Opportunity Master Fund Ltd.;
Starboard Value & Opportunity Fund, LLC; RCG Starboard Advisors, LLC; C4S% Co., L.L.C.; Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas W. Strauss, Michael Caporale, Jr.; Lee Meyer and Mark Mitchell(11)

Barclays Global Investors NA	1,420,102
Barclays Global Fund Advisors; Barclays Global Investors, Ltd; Barclays Global Investors Japan Trust and Banking Company Limited; and Barclays Global Investors Japan Limited(12)
AXA Financial, Inc.	1,373,825
AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA(13)

*	Less than 1% of the shares outstanding

(1)	Includes the following number of shares that are not owned, but can be purchased within sixty days upon the exercise of options granted under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or the 2006 Incentive Plan: 86,667 by Terry L. Haines; 64,333 by Ronald G. Andres; 43,333 by Barry A. Rhodes; 20,000 by Paul F. DeSantis and John M. Myles; 6,000 by each of Dr. Peggy Miller, James A. Karman, Willard R. Holland, John B. Yasinsky and Joseph M. Gingo; 4,500 by James S. Marlen; and 312,832 by all Directors and executive officers as a group.

(2)	Includes the following number of restricted shares of Common Stock awarded under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 90,000 for Terry L. Haines; 26,000 for Ronald G. Andres; 33,000 for Barry A. Rhodes; 18,000 for Paul F. DeSantis; 9,000 for each of Dr. Peggy Miller, Willard R. Holland, James A. Karman, James S. Marlen, Ernest J. Novak, Jr., John B. Yasinsky and Joseph M. Gingo; 4,500 for each of David G. Birney and James A. Mitarotonda; 2,500 for each of Michael A. McManus, Jr. and Howard R. Curd; and 264,000 for all Directors and executive officers as a group. Directors and executive officers have the power to vote, but not dispose, of these restricted shares of Common Stock.

(3)	Mr. Andres owns 5,300 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(4)	Mr. DeSantis owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(5)	Mr. Birney owns 2,500 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(6)	Includes 680,410 shares of Common Stock held directly by Barington Companies Equity Partners, L.P. (“Barington”), 1,202,331 shares held directly by Barington Companies Offshore Fund, Ltd. (“Barington Fund”) and 484,713 shares held directly by Barington Investments, L.P. (“Barington Investments”). Barington, Barington Fund and Barington Investments each may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the majority member of Barington Companies Advisors, LLC (“Barington Advisors”), Barington Companies Investors, LLC (“Barington Investors”) and Barington Offshore Advisors II, LLC (“Barington Offshore”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. Also, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(7)	Mr. Yasinsky owns 2,000 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(8)	As reported in a Schedule 13G filed with the SEC on June 19, 2007, Temujin Fund Management, LLC (“Temujin Management”), Thales Fund Management, LLC (“Thales”), Marek T. Fludzinski and Marco Battaglia beneficially own, in the aggregate, 2,696,226 shares of Common Stock. According to the Schedule 13G, Temujin Management is an investment advisor to Temujin Holdings, Ltd. (“Temujin Holdings”) with respect to the shares of Common Stock directly owned by Temujin Holdings, which is jointly owned by Thales, which serves as investment manager to Temujin Holdings, Marek T. Fludzinski and Marco Battaglia, who serves as chief executive officer and chief investment officer of Temujin Management.

(9)	As reported in a Schedule 13G/A dated February 1, 2007 and filed with the SEC on February 9, 2007, Dimensional Fund Advisors Inc. (“Dimensional”) is the beneficial owner of and has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, an aggregate of 2,640,475 shares of Common Stock. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the Common Stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares in the Schedule 13G/A.

(10)	As reported in a Schedule 13D/A filed with the SEC on November 19, 2007, Barington, Barington Fund, Barington Investments, Barington Advisors, Barington Investors, Barington Offshore, Barington Capital, LNA, Mr. Mitarotonda, RJG Capital Partners, L.P. (“RJG Partners”), RJG Capital Management, LLC (“RJG Management”), Ronald J. Gross (“Gross”), D.B. Zwirn Special Opportunities Fund, L.P. (“Zwirn Fund L.P.”), D.B. Zwirn Special Opportunities Fund, Ltd. (“Zwirn Fund Ltd.”), HCM/Z Special Opportunities LLC (“HCM/Z”), D.B. Zwirn & Co., L.P.(“Zwirn & Co.”), DBZ GP, LLC (“DBZ”), Zwirn Holdings, LLC (“Zwirn Holdings”), and Daniel B. Zwirn (“Zwirn”) beneficially own, in the aggregate, 2,506,362 shares of Common Stock. As disclosed in the Schedule 13D/A, Barington beneficially owns 680,410 shares, Barington Fund beneficially owns 1,202,331 shares, Barington Investments beneficially owns 484,713 shares, RJG Partners beneficially owns 15,000 shares, Zwirn Fund L.P. beneficially owns 16,573 shares, Zwirn Fund Ltd. beneficially owns 73,423 shares, and HCM/Z beneficially owns 29,412 shares. Mr. Mitarotonda also beneficially owns 4,500 restricted shares of Common Stock granted to him under the 2002 Equity Incentive Plan and 2006 Incentive Plan. Mr. Mitarotonda is the sole stockholder and director of LNA, which is the general partner of Barington Capital, which is the majority member of Barington Advisors, Barington Investors and Barington Offshore. Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. Also, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting power, but not dispositive power, with respect to the 4,500 shares of restricted Common Stock beneficially owned by him. Mr. Gross is the managing member of RJG Management, which in turn is the general partner of RJG Partners, and, accordingly, Mr. Gross and RJG Management each may be deemed to have the power to vote and dispose of the shares owned by RJG Partners. Mr. Gross disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Zwirn is the managing member of Zwirn Holdings, which is the managing member of DBZ, which is the general partner of Zwirn & Co., which is the manager of each of Zwirn Fund L.P., Zwirn Fund Ltd., HCM/Z, and, accordingly, Mr. Zwirn, Zwirn Holdings, DBZ and Zwirn & Co. each may be deemed to have the power to vote and dispose of the shares owned by Zwirn Fund L.P., Zwirn Fund Ltd. and HCM/Z. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal business address for each of Barington, Barington Investments, Barington Investors, Barington Advisors, Barington Capital, Barington Offshore, LNA and Mr. Mitarotonda is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund’s principal business address is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The principal business address for each of RJG Partners, RJG Management and Mr. Gross is 11517 West Hill Drive, North Bethesda, Maryland 20852. Zwirn Fund L.P.’s principal business address is 745 Fifth Avenue, 18th Floor, New York, New York 10151. Zwirn Fund Ltd.’s principal business address is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Island, British West Indies. HCM/Z’s principal business address is c/o Highbridge Capital Corporation, Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies. The principal business address for each of Zwirn & Co., DBZ, Zwirn Holdings and Mr. Zwirn is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

(11)	As reported in a Schedule 13D filed with the SEC on October 22, 2007, Parche, LLC (“Parche”), Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), Starboard Value & Opportunity Fund, LLC (“Starboard LLC”), RCG Starboard Advisors, LLC (“RCG”), Ramius Capital Group, L.L.C. (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss,

Michael Caporale, Jr., Lee Meyer and Mark R. Mitchell beneficially own, in the aggregate, 2,062,795 shares of Common Stock. As disclosed in the Schedule 13D, Parche beneficially owns 327,738 shares, Starboard beneficially owns 998,073 shares and Starboard LLC beneficially owns 736,984 shares. RCG is the managing member of Parche and Starboard LLC, and the investment manager of Starboard. RCG may be deemed the beneficial owner of the shares owned by Parche, Starboard and Starboard LLC. Ramius is the sole member of RCG and may be deemed the beneficial owner of the shares owned by Parche, Starboard and Starboard LLC. C4S is the managing member of Ramius. C4S may be deemed the beneficial owner of the shares owned by Parche, Starboard and Starboard LLC. Messrs. Cohen, Stark, Strauss and Solomon are the managing members of C4S. Messrs. Cohen, Stark, Strauss and Solomon may be deemed the beneficial owners of the shares owned by Parche, Starboard and Starboard LLC. None of Messrs. Caporale, Jr., Meyer and Mitchell directly own shares of Corporation. As members of the group for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, Messrs. Caporale, Jr., Meyer and Mitchell may be deemed to be beneficial owners of the shares owned by Parche, Starboard and Starboard LLC. Each of Messrs. Caporale, Jr., Meyer and Mitchell disclaim beneficial ownership of such shares. The principal business office of each of Parche, Starboard LLC, RCG, Ramius, C4S and Messrs. Cohen, Stark, Strauss, Solomon and Mitchell is 666 Third Avenue, 26th Floor, New York, New York 10017. The principal office of Starboard is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The principal business office of Mr. Caporale, Jr. is 3668 Shetland Trail, Richfield, Ohio 44286. The principal business office of Mr. Meyer is 208 Shawna Drive, Kearney, Missouri 64060.

(12)	As reported in a Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited beneficially own, in the aggregate, 1,420,103 shares of Common Stock. As disclosed in Schedule 13G, Barclays Global Investors, NA beneficially owns 628,510 shares, Barclays Global Fund Advisors beneficially owns 775,201 shares and Barclays Global Investors, Ltd. beneficially owns 15,391 shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Freemont Street, San Francisco, CA 94105. The principal business address of Barclays Global Investors, Ltd. is 1 Royal Mint Court, London EC3N 4HH England. The principal business address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan.

(13)	As reported in a Schedule 13G filed with the SEC on February 13, 2007, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles”), AXA and AXA Financial, Inc. beneficially own, in the aggregate, 1,373,825 shares of Common Stock. As disclosed in the Schedule 13G, AXA is the parent holding company with respect to the holdings of AXA Rosenberg Investment Management LLC, which beneficially owns 1,352,810 shares. AXA Financial Inc. is the parent holding company with respect to the holdings of AllianceBernstein, L.P., which beneficially owns 21,015 shares. The principal business office of Mutelles is 26, rue Drouot, 75009 Paris, France. The principal business office of AXA is 25, avenue Matigon, 75008 Paris, France. The principal business office of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

Equity Compensation Plan Information

The Corporation’s 2006 Incentive Plan authorizes the Corporation to issue stock to its employees (including Named Executive Officers) and non-employee directors in exchange for consideration in the form of goods or services. The 2006 Incentive Plan authorizes the Corporation to issue up to 3,472,686 of its shares to participants. Awards are also outstanding under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan and 2002 Equity Incentive Plan (collectively with the 2006 Incentive Plan, the “Equity Plans”). Information, as of August 31,

2007, on outstanding awards under all of the Corporation’s Equity Plans, and information on awards available for grant under the 2006 Incentive Plan is set forth in the table below:

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under Equity
	Upon Exercise of	Exercise	Compensation Plans
	Outstanding	Price of Outstanding	(Excluding Securities
	Options, Warrants	Options,	Reflected in Column
Plan Category	and Rights(1)	Warrants and Rights	(a))

Equity compensation plans approved by security holders	882,710(2)	$19.10(3)	2,959,883
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	882,710	$19.10	2,959,883

(1)	The outstanding options do not have dividend equivalent rights and are not transferable for value.

(2)	Includes 69,000 performance shares granted pursuant to the 2006 Incentive Plan. The performance shares will vest, if at all, on April 11, 2010, only if the fair market value of the Corporation’s common stock relative to the Peer Group on April 11, 2010 is above the 75th percentile.

(3)	The weighted average exercise price does not account for the performance shares as described in footnote (2).

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Compensation Committee’s executive compensation philosophy, objectives and programs, and explains the basis on which fiscal year 2007 compensation determinations were made by the Compensation Committee in respect of the executive officers who are identified in the Summary Compensation Table (“Named Executive Officers”). For purposes of this discussion, references to “we,” “our” and “us” refer to the Corporation.

Compensation Committee Governance

The compensation program for our executive officers is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by the Board and meet the independence and other requirements of NASDAQ rules and other applicable laws and regulations. As described on page [  ] of this Proxy Statement, the duties of the Compensation Committee include, among other things, determining the base salary levels and bonuses for our Named Executive Officers, approving the design and awards of all other elements of our executive compensation program, evaluating the performance of our Named Executive Officers, executive officer succession planning and addressing other matters related to executive compensation.

The members of the Compensation Committee and the Committee’s specific functions are described on page [  ] of this Proxy Statement. The Compensation Committee Charter is posted on our website at www.aschulman.com. The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chair of the Compensation Committee is responsible for the leadership of the Committee, presiding over Committee meetings, making Committee assignments, reporting the Committee’s actions to our Board of Directors from time to time and, with the assistance of management, setting the agenda for Committee meetings.

Compensation Philosophy and Objectives

In determining the amount and composition of executive compensation, the Compensation Committee’s goal is to provide a compensation package that will enable us to (1) attract and retain talented executives, (2) reward outstanding individual and corporate performance and (3) link the interests of our executive officers to the interests of our stockholders with the ultimate goal of improving stockholder value. The Compensation Committee’s overall pay strategy is to provide a median market opportunity for our executive officers at their targeted compensation level. The Compensation Committee provides alignment with stockholders through the use of performance-based, at-risk compensation pay. Retention is provided through the use of a balanced pay mix and equity vehicles. In order to emphasize pay that is dependent on performance and more aligned with stockholders, we have adopted a pay strategy as follows:

•	Position base salaries between the 40th and 50th percentile of market levels;

•	Provide a median target annual incentive opportunity, with upside and downside leverage depending on actual corporate and personal performance achieved; and

•	Position target long-term incentive opportunities at the 50th — 60th percentile of market in order to enhance alignment with stockholders.

In determining actual compensation levels for our Named Executive Officers, the Compensation Committee considers all elements of the compensation program in total and also evaluates whether the individual elements of the program target compensation levels at rates that are reflective of current market practices. The Compensation Committee believes that offering performance-based, market-comparable pay opportunities for our Named Executive Officers, bearing in mind the relative performance and size of the Corporation, allows us to maintain a stable, successful management team.

The Compensation Committee has full discretion to adjust our compensation program, or any element of the compensation program, at any time. It has been the practice of the Compensation Committee to discuss its compensation determinations with respect to the Chief Executive Officer (“CEO”) with the full Board of Directors and to have the full Board of Directors (other than the CEO) approve such decisions. At times, however, the Board of Directors may, adjust certain elements of the compensation program. For example, on the recommendation of the Compensation Committee, the full Board of Directors determined that 100% of the CEO’s equity award for the 2007 fiscal year would have market performance-based vesting (as compared to 50% market performance based vesting and 50% time-based vesting for all other executive officers). In making this decision, the Board determined that a grant of 100% performance-based awards to the CEO would provide for greater focus on the Corporation’s performance.

Compensation Consultant

As permitted by the Compensation Committee Charter, the Committee, in consultation with management, retained Mercer, Inc. (“Mercer”) as its outside compensation consultant to assist in the evaluation of compensation levels and program design for the Named Executive Officers during the 2007 fiscal year. Mercer was specifically engaged to provide the Compensation Committee with market trend information, data and recommendations to assist the Committee in making informed decisions, staying abreast of changing market practices and balancing external forces with our compensation philosophy and objectives.

The Compensation Committee, considering recommendations from management, determined the scope of work to be performed by the outside compensation consultant. At the direction of the Compensation Committee, Mercer worked with management to gather data used in preparing an executive compensation program analysis for review by the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate the outside compensation consultant.

Compensation Committee Delegation

Pursuant to the Compensation Committee Charter, the Committee may delegate its authority to subcommittees or to the Chair of the Compensation Committee when it deems such delegation to be appropriate and in our best interests. No such delegations were made in the last fiscal year.

Setting Executive Compensation

At its first regularly scheduled meeting of each fiscal year (typically in October), the Compensation Committee (1) evaluates the performance of the CEO for the prior fiscal year, (2) reviews the CEO’s evaluation of the performance of the other Named Executive Officers for the prior fiscal year, (3) determines whether our Named Executive Officers will receive bonuses for the prior fiscal year based on the individual goals and corporate performance targets established therefor and (4) establishes the components and levels of Named Executive Officer compensation (including the performance criteria for annual performance bonuses) for the current fiscal year. In the course of its deliberations, the Compensation Committee from time to time solicits the recommendations of our CEO and our other executive officers on various matters relating to executive compensation. However, the Compensation Committee makes all final determinations regarding the compensation program for the Named Executive Officers and, with respect to the CEO, seeks ratification of its decisions by the full Board of Directors.

To assist the Compensation Committee in making compensation decisions, competitive market data was provided periodically during the 2007 fiscal year by the outside compensation consultant. The data provided compared our executive compensation practices to those of a specific group of comparison companies and compensation surveys. The peer group used for compensation comparison purposes is generally comprised of specialty chemical companies, including both similarly-sized companies and other chemical and plastics manufacturers recognized as our broader competitors. The Compensation Committee believes that this group represents an appropriate comparator set for establishing competitive market compensation levels and performance comparisons due to its similarities in industry and general size.

The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes on an annual basis. In fiscal year 2007, the peer group consisted of the following 22 companies (the “Peer Group”):

Albemarle	Lubrizol	Sensient Technologies
Arch Chemicals	Minerals Technologies	Sigma-Aldrich
Chemtura Corporation	Myers Industries	Spartech
Cytec	Newmarket	Stepan
Ecolab	OM Group	Valhi
Ferro	Omnova Solutions	Valspar
H.B. Fuller	Polyone
Int’l Flavors & Fragrances	RPM International

The compensation survey used for the compensation comparisons consists of U.S.-based manufacturing companies of a comparable size to the Corporation. Our officers are benchmarked against a market pay composite level that consists of a 50% weighting on the peer group and 50% on the compensation surveys.

The Compensation Committee analyzes the market composite compensation data to ensure that the executive compensation program as a whole, and the principal components of the program, are competitive and consistent with the form and levels of compensation paid by our competitors. The Compensation Committee’s general approach is to target a pay opportunity at the median of the peer group, with additional considerations applied as needed by the Compensation Committee. Such considerations could include a competitive pressures, recognition of specific achievements, or other pertinent items.

After reviewing executive officer pay in October 2006, the Compensation Committee determined that the current total direct compensation (base salary plus target bonus opportunity and long-term incentive grant values) was under the market median for the CEO, Chief Financial Officer, and Chief Operating Officer North America. In order to bring their pay levels more in line with our pay strategy (see Compensation Philosophy and Objectives on page [  ]), the Compensation Committee provided the compensation outlined in the Summary Compensation Table and long-term incentive grants as outlined in the Grant of Plan-Based Awards table.

Components of Executive Compensation

The key components of our executive compensation program, each of which is addressed separately below, are:

•	base salary,

•	annual bonuses,

•	long-term incentives and

•	retirement and other benefits.

In determining an executive officer’s total compensation package, the Compensation Committee considers each of these key components individually and in the aggregate. The Compensation Committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Compensation Committee annually reviews the peer group data provided by its independent compensation consultant and the current facts and circumstances relating to the Corporation and our executive officers to determine an appropriate mix of compensation for the Named Executive Officers that furthers our compensation philosophy and objectives.

Base Salaries

Base salaries are intended to reward executive officers based upon their roles with the Corporation and for their performance in those roles. The Compensation Committee reviews and approves each Named Executive Officer’s base salary annually. Base salaries for executive officers initially are determined by evaluating the officers’ respective levels of responsibility, prior experience and breadth of knowledge and by taking into consideration internal equity issues and external pay practices. Determination of adjustments to base salaries are driven primarily by competitive positioning and our profitability. Where corporate profitability has not justified raises, the Compensation Committee has, in the past, frozen the base salaries of its executive officers. Taking these considerations into account, in October 2006, the Compensation Committee awarded base salary increases as follows:

Named Executive Officer	2007 Raise

Terry L. Haines,	$54,875
President, Chief Executive Officer and Chairman of the Board
Paul F. DeSantis,	$25,000
Chief Financial Officer, Vice President and Treasurer
Barry A. Rhodes,	$25,000
Executive Vice President, Chief Operating Officer, North America
Ronald G. Andres,	$13,062
Vice President and General Manager of Engineered Compounds
John M. Myles,	$8,805
Former Vice President Research and Development

In fiscal 2006, base salaries for all of our Named Executive Officers were below the Peer Group median. The pay increases for fiscal 2007 moved the officers’ base salary compensation generally within the targeted 40th to 50th percentile of market, consistent with our overall pay philosophy. Individual performance did not effect the size of the raises granted to the Named Executive Officers.

Annual Bonuses

Our annual bonus program promotes our pay-for-performance philosophy by providing our Named Executive Officers with direct financial incentives in the form of annual cash bonuses based on our financial performance as well as individual performance. Annual bonus opportunities allow us to communicate specific goals that are of primary importance during the coming year and motivate executive officers to achieve these goals. The annual bonus program is designed to reward our Named Executive Officers based on achievement of individual goals and performance targets that the Compensation Committee believes align the interests of our Named Executive Officers with the interests of our stockholders.

Under the annual bonus program, the Compensation Committee establishes the award formulas and the performance goals to be measured to determine the amount of the cash performance bonus that may be earned by each Named Executive Officer for that year, including the maximum cash bonus each will be eligible to receive. The achievement of these performance goals is unknown at the time they are established by the Compensation

Committee. For fiscal year 2007, the Compensation Committee selected (1) net income from operations (excluding one-time or extraordinary items), (2) cash flows from operations and (3) return on invested capital as the corporate performance goals.

In October 2006, the Compensation Committee established a total target bonus award for each Named Executive Officer for fiscal year 2007 performance. The total target award for each Named Executive Officer was set at a level that was approximately equal to the average award provided to executives holding similar positions at comparable companies. The bonus awards were measured by reference to threshold, target and maximum percentages of salary for each Named Executive Officer and are disclosed in the Grant of Plan Based Awards table.

Under our fiscal year 2007 bonus plan, one-half of the total target award potential for each Named Executive Officer was based on our financial performance, measured by levels of net income, cash flows from operations and return on invested capital. For Mr. Haines and Mr. DeSantis, the corporate financial performance portion of the bonus was based on our consolidated worldwide operations. For each of the other Named Executive Officers, the corporate financial performance portion of the bonus was based on our North American segment’s performance.

These measures of financial performance were selected by the Compensation Committee in order to focus the Named Executive Officers on the key drivers of stockholder value. Because net income correlates strongly with the Corporation’s stock price, it was given relatively greater weight (20% of the total award) as compared to cash flows from operations and return on invested capital (15% of total award). The Compensation Committee believes that its targets are not unreasonably difficult to achieve but that they cannot be reached without successful management performance.

For 2007, cash flow from operations was the only performance target that was achieved. For North American operations, the maximum level of cash flow from operations was achieved, thereby entitling executive officers to a bonus of approximately 23% of their total target bonus. Cash flow from operations on a consolidated worldwide basis reached the threshold level, entitling the Chief Executive Officer and the Chief Financial Officer to an award of approximately 7.5% of their target bonus.

The remaining one-half of the total target award potential was based upon the individual performance of each Named Executive Officer, as measured against various personal goals established by the Compensation Committee for the Chief Executive Officer and by the Chief Executive Officer (and approved by the Compensation Committee) for all other Named Executive Officers.

The Compensation Committee believes that having a mix of objective and subjective goals provides the Chief Executive Officer with the flexibility to effectively manage his direct reports, especially in circumstances where strictly objective performance targets may be achieved (or missed) early in the fiscal year. The payments to our Named Executive Officers for fiscal year 2007 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation Column.

For fiscal year 2007, the Compensation Committee set four individual performance goals for the CEO. The goals were (1) to launch the Invision product line by implementing manufacturing plants and to further commercialize and market Invision products in North America and internationally, (2) to improve profitability in North America by reducing inventory and the manufacturing cost per unit produced, (3) to reduce supply chain and logistics expenses and (4) to undertake various operational, strategic planning and acquisition related tasks in Europe and Asia. The Compensation Committee reviewed in detail with the CEO the extent to which he had satisfied each of the four performance goals identified above. After reviewing the Corporation’s performance and the CEO’s contributions to achieving these goals, the Compensation Committee determined that approximately 85% of the goals were achieved and awarded a bonus accordingly. The CEO recommended to the Compensation Committee, and the Compensation Committee approved, that all other Named Executive Officers receive a full bonus for achieving their personal goals during 2007.

The personal goals for the remaining Named Executive Officers are determined by the CEO (for Messrs. DeSantis and Rhodes) and the Vice President — North American Operations (for Messrs. Andres and Myles) and are, in each case, approved by the Compensation Committees. In general, the personal goals focus on the implementation of primary Corporate strategies for the fiscal year (such as the North American restructuring and the launch of Invision) but may also include particular or general objectives for the executive officer’s areas of responsibility. The Compensation Committee reviews the CEO’s subjective evaluation of whether each personal goal has been achieved and the Named Executive Officer’s contributions to achieving these goals. The Corporation expects that most of the personal goals will be achieved each year.

Long-Term Incentives

As part of our executive compensation program, the Compensation Committee has generally made annual grants of long-term stock-based incentive awards to our Named Executive Officers (and other members of management), including stock options and restricted stock. Long-term incentives are used by the Compensation Committee to (1) balance the short-term focus of base salaries and the annual bonus program by tying equity-based rewards to performance achieved over multi-year periods, (2) ensure that each executive officer’s total compensation package includes an at-risk component of pay and (3) align executive officers’ incentives with stockholders. When making our annual equity-based awards to our Named Executive Officers, the Compensation Committee considers, but does not exclusively rely on any one of, the following: (1) our financial performance in the prior fiscal year, (2) historical award data, (3) compensation practices at comparison companies and (4) the officers’ respective individual performance, prior experience and levels of responsibility with, and contributions to, the Corporation.

Prior to December 7, 2006, long-term incentives were granted to executive officers under our 2002 Equity Incentive Plan. At our 2006 annual stockholder meeting, the stockholders approved our 2006 Incentive Plan, shares available for grant under the 2002 Equity Incentive Plan were added to the 2006 Incentive Plan and the 2002 Equity Incentive Plan was terminated. Following its approval by the stockholders, the 2006 Incentive Plan became the vehicle under which long-term incentives may be granted to employees (including our Named Executive Officers) and our non-employee directors. The 2006 Incentive Plan is intended to foster and promote our long-term financial success and to increase stockholder value by (1) providing participants with an opportunity to acquire and maintain an ownership interest in the Corporation and (2) enabling us to attract and retain the services of outstanding executive officers. The Compensation Committee believes that stockholder interests are best served if compensation paid to the persons providing us with leadership depends, in significant part, on the profitable growth of our business.

Under the 2006 Incentive Plan, the Compensation Committee has the authority to grant a variety of long-term incentive awards, including stock options (both nonqualified and incentive), restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, cash-based awards, dividend equivalents and performance-based awards. The Compensation Committee believes that the wide range of awards available under the 2006 Incentive Plan provides flexibility in tailoring the long-term incentives component of executive compensation in a way that enhances our success. During fiscal year 2007, the Compensation Committee relied on a combination of restricted stock awards, performance shares awards and restricted stock units awards, each of which is discussed below. Because of the long-term vesting or performance requirements of each of these types of awards, the Compensation Committee believes that such awards enhance our ability to maintain a stable executive team which is focused on our long-term success. The Compensation Committee further believes that each of these types of awards effectively ties each Named Executive Officer’s compensation to long-term stockholder returns, thereby providing the Named Executive Officers with an immediate link to stockholder interests as well as our long-term performance.

Restricted Stock

On April 11, 2007, the Compensation Committee awarded shares of restricted stock to the Named Executive Officers pursuant to the 2006 Incentive Plan in the amounts set forth in the Grants of Plan-Based Awards table on page   of this Proxy Statement. The shares of restricted stock awarded to Mr. Haines will vest (subject to forfeiture) based upon our total stockholder returns measured as of April 11, 2010. Specifically, if the market value of our common stock relative to the Peer Group on such date is (1) below the 25th percentile, all of Mr. Haines’ shares will be forfeited, (2) between the 25th and 50th percentile, one-half of Mr. Haines’ shares will be forfeited or (3) at or above the 50th percentile, none of Mr. Haines’ shares will be forfeited. With respect to the shares of restricted stock awarded to the other Named Executive Officers, one-half of each officer’s shares will vest based upon our total stockholder returns measured as of April 11, 2010, on the same basis and subject to the same risk of forfeiture as is applicable to Mr. Haines’ award. The remaining one-half of each officer’s shares will vest over time, subject to continued employment with us, at the rate of 33% on each of the first three anniversaries of the date of grant. During the restriction period, the Named Executive Officers may exercise full voting rights associated with their shares of restricted stock. In addition, we will hold dividends paid with respect to their shares of restricted stock until the restrictions on the underlying restricted stock have lapsed. The Board of Directors, upon the recommendation of the Compensation Committee, determined that all grants to Mr. Haines would have performance vesting requirements in order to provide for greater focus on the Corporation’s performance.

Performance Shares

In connection with the grant of restricted stock to each of the Named Executive Officers, the Compensation Committee also awarded performance shares to each of the Named Executive Officers pursuant to the 2006 Incentive Plan in the following amounts: Mr. Haines — 37,500 shares (or 50% of his restricted stock award), Mr. DeSantis — 4,500 shares, Mr. Rhodes — 4,500 shares, Mr. Andres — 3,250 shares and Mr. Myles — 0 shares (or 25% of each of their respective restricted stock awards). Performance shares give the recipient the right to receive a specified number of shares of our common stock only if certain terms and conditions are met as of the end of the performance period. The performance shares granted to each of the Named Executive Officers will vest on April 11, 2010 only if the fair market value of our common stock relative to the Peer Group on such date is at or above the 75% percentile. During the performance period, the Named Executive Officers do not have voting or dividend rights with respect to the shares of common stock underlying the performance shares.

Restricted Stock Units

On April 11, 2007, the Compensation Committee awarded 15,000 restricted stock units to Mr. Haines pursuant to the 2006 Incentive Plan. The restricted stock units will be settled for cash in an amount equal to the fair market value of a share of our common stock on the applicable vesting date multiplied by the number of restricted stock units to be settled. Mr. Haines’ restricted stock units will vest over time, subject to continued employment with us, at the rate of 33% on each of the first three anniversaries of the date of grant. During the restriction period, Mr. Haines will have no voting rights with respect to the shares of common stock underlying the restricted stock units but dividends paid on such underlying shares will accrue and be paid to Mr. Haines at the time the restricted stock unit is settled. These restricted stock units were awarded to Mr. Haines because, during the 2006 fiscal year, we did not have a sufficient number of shares available under the 2002 Equity Incentive Plan to award Mr. Haines a grant of restricted stock. After the approval of the 2006 Incentive Plan, the Compensation Committee determined during the 2007 fiscal year that it would be appropriate to make a grant to Mr. Haines of restricted stock units in an amount equal to that which he would have otherwise received the prior year. Other equity awards granted during the 2006 fiscal year did not have performance vesting characteristics and the Compensation Committee determined that this one-time award should not have any performance vesting.

Timing of Grants

The Compensation Committee generally determines equity grants at a meeting that immediately precedes our release of earnings results from the most recently completed quarter. Since the information in these earnings releases has not yet been incorporated into the market price of our shares of common stock, the Compensation Committee has historically set the grant date as the third business day after the release of the earnings information. While this introduces some level of variability in our cost incurred in making the award and the value of the award to the Named Executive Officer, the Compensation Committee believes that this practice helps to insure that information in its possession when determining the grants is reflected in the market price of the stock. For future grants, the Compensation Committee expects to make the grant date the fifth business day after the release of earnings information in order to provide management with enough time to communicate and administer the awards throughout the Corporation. The Compensation Committee believes that it is important to have a uniform grant date for executive officers and other Corporation employees, and that the cost of delaying the grant date by 5 business days is minimal since the awards are expected to consist solely of restricted stock and not stock options.

Retirement and Other Benefits

The retirement and benefits program component of our Named Executive Officer compensation program includes (1) payment of certain perquisites and other personal benefits, (2) participation in a qualified profit sharing plan, (3) participation in a non-qualified profit sharing plan and, in the case of Mr. Haines, (4) a supplemental executive retirement plan and (5) a deferred compensation agreement. We also maintain defined benefit pension plans and other post-retirement benefit plans, primarily health care and life insurance, that are available to all of our employees, including our Named Executive Officers, on a non-discriminatory basis. The objectives of our retirement and benefits programs are (1) to provide the Named Executive Officers with reasonable and competitive levels of protection against contingencies, including retirement, death and disability, which could interrupt their employment with and income received from us and (2) reward the Named Executive Officers for continued service with us.

Periodically, the Compensation Committee reviews with its outside consultant how each element of our retirement and benefits program functions to achieve the Compensation Committee’s goals. At the discretion of the Compensation Committee, these programs may be modified, supplemented or removed. In general, the Compensation Committee looks at competitive market practices and the costs of each of these programs, and weighs that cost against the stated objectives for maintaining retirement and other benefits. The components of the fiscal year 2007 retirement and benefits program for the Named Executive Officers are discussed individually below.

Perquisites and Personal Benefits

We provide our Named Executive Officers with limited perquisites and personal benefits that the Compensation Committee believes are reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices. Certain perquisites are used to encourage Named Executive Officers to take particular actions (such financial tax planning and consulting) which the Compensation Committee has determined to be beneficial to the Corporation. In addition, the Corporation also pays for country club memberships for certain of its Named Executive Officers because the Compensation Committee believes that these memberships provide excellent opportunities for customer entertainment. No personal use of country clubs is reimbursed or paid for by the Corporation.

The Corporation has owned a fishing camp in Canada since 1952. It is the policy of the Compensation Committee that the fish camp may be used solely for business purposes and no officer, employee or director of the Corporation is permitted to use or has used the fishing camp for personal reasons. The Corporation also leases an airplane. The airplane may only be used for business-related travel and no officer, employee or director is permitted to use or has used the airplane for personal travel.

Qualified Retirement Plan

We have a qualified Retirement Plan (the “Retirement Plan”) pursuant to which the Board of Directors, in its discretion, may authorize the payment of contributions to our Retirement Plan Trust to be allocated among participants. The maximum annual amount that may be allocated to a participant under the Retirement Plan generally is limited to the lesser of (1) $40,000 or (2) 100% of the participant’s compensation. Participation in the Retirement Plan is available to all of our U.S. salaried employees (and participating subsidiaries) who are employed as of the last day of the Retirement Plan year. Benefits under the Retirement Plan vest in accordance with a specified formula that provides for partial vesting starting after three years of employment with us and full vesting after seven years of employment with us. The assets of the Retirement Plan Trust are invested and each participant’s account reflects the aggregate investment performance of the Trust assets. The amounts contributed by us to the Retirement Plan accounts for the Named Executive Officers for the fiscal 2007 year are reported in the Summary Compensation Table.

Non-Qualified Retirement Plan

We also maintain a non-qualified Retirement Plan (the “Non-Qualified Plan”) pursuant to which the Compensation Committee may accrue certain amounts for the benefit of plan participants in order to provide such participants with benefits not available to them under the Retirement Plan due to certain compensation limitations. Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after three years of employment with us and full vesting after seven years of employment with us. In addition, upon a Change in Control (as defined therein), participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable. Moreover, if a participant’s employment is terminated for any reason within two years of the occurrence of a Change in Control, payment of such participant’s vested account balance shall be made in a lump sum payment within five days of such termination. Amounts accrued by us under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Retirement Plan. The amounts accrued (excluding the assumed investment based performance earnings thereon) by us pursuant to the Non-Qualified Plan for the benefit of the Named Executive Officers for fiscal year 2007 are disclosed in the Summary Compensation Table. This plan was originated and maintained in order to provide benefits to Named Executed Officers who are not able to fully participate in the Retirement Plan. The Compensation Committee believes that maintaining this plan keeps our retirement package competitive within our Peer Group.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Benefits Plan (the “SERP”), which the Compensation Committee administers, provides retirement benefits to executive officers named as participants by resolution of the Board of Directors. Mr. Haines is currently the only Named Executive Officer participating in the SERP. Under the SERP, a participant will earn a pension benefit that is equal to 30% of the participant’s final average plan compensation, plus an additional one percent for each year of service up to a maximum of thirty such years. Thus, a participant who retires with 30 or more years of service will receive an annual benefit equal to 60% of the participant’s final average plan compensation. The pension benefits payable to a participant under the SERP are reduced by the actuarial value of certain other plan and deferred compensation that is payable to the participant. The SERP was originally adopted in 2004 after a change in tax laws reduced the benefits that the Corporation would otherwise have provided to certain of its executive officers. As a matter of fairness to its executive officers, and to remain competitive with other companies that were adopting plans like the SERP at the time, the Compensation Committee determined that SERP was appropriate to restore benefits to its executive officers.

As of August 31, 2007, the final average plan compensation of Mr. Haines under the SERP was $882,267. Mr. Haines has earned the maximum of 30 years of service for purposes of the SERP and would therefore be entitled to an annual benefit of $529,360 upon retirement. After accounting for the various applicable offsets, Mr. Haines would be entitled to an annual SERP benefit of $139,082. Additional information on the SERP is available on page [  ] of this Proxy Statement.

Deferred Compensation Agreement

We also have a deferred compensation agreement with Mr. Haines, effective as of March 1991, which provides for the payment of monthly cash benefits to Mr. Haines for ten years following his retirement, disability or death in the annual amount of $100,000. We are not required to make or continue to make such payments to Mr. Haines in the event that he is terminated for Cause (as defined therein) or breaches the non-competition covenant set forth in the agreement. However, in the event that Mr. Haines’ employment is terminated within two years of a Change in Control (as defined therein), (1) the payment of benefits under the agreement shall be accelerated and paid to Mr. Haines in a lump sum within five days of such termination and (2) the non-competition covenants set forth in the agreement and in Mr. Haines’ employment agreement shall no longer be applicable. In connection with this agreement, we own and are the beneficiary of a life insurance policy upon the life of Mr. Haines in the amount of $1,000,000.

Employment Agreements and Change-In-Control Arrangements

The Compensation Committee carefully considers the use and conditions of employment agreements. The Compensation Committee recognizes that entering into employment agreements containing severance and change-in-control arrangements is often necessary to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving or who face relocation expenses in order to accept employment with us. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change in control. The Compensation Committee believes that our current employment agreements serve to protect stockholder interests by assuring that we will have the continued dedication, undivided loyalty and objective advice from key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control. All of our employment agreements, however, only provide payments to an employee if his or her employment is terminated as a result of (or within a specified period after) a change in control, a so-called “double trigger.” The Compensation Committee does not believe that employees should receive additional compensation merely as a result of a change in control and believes that our employment agreements provide our Named Executive Officers with adequate protection to insure that change in control offers can be evaluated on the best interest of the stockholders without fear that a transaction could cost a Named Executive Officer his or her job without compensation. The Compensation Committee, recognizes, however, that these employment agreements may tend to discourage a takeover attempt as a change in control could trigger increased compensation expense.

Other Change in Control Arrangements

Under the terms of our 2006 Incentive Plan, unless specified otherwise in the associated award agreement or in a separate change in control agreement, (1) all of a participant’s awards will be fully vested and exercisable upon a Business Combination or Change in Control (each as defined therein) and (2) all performance objectives will be deemed to have been met as of the date of the Business Combination or Change in Control. Except with respect to Mr. Haines (for whom we will provide a gross-up), if we conclude that any payment or benefit due to a Named Executive Officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”): then we will consider (i) the feasibility of offering substitute awards that would not constitute “parachute payments” under Section 280G of the Code and that would not generate penalties under Section 409A of the Code; and (ii) to the extent that a substitution is not feasible or that the payments and benefits due to the Participant still would be subject to the excise tax imposed by Section 4999 of the Code, we will reduce the payments and benefits due to a participant to the greatest amount that would not generate an excise tax under Section 409A of the Code.

Pursuant to the terms of our 2002 Equity Incentive Plan, upon the occurrence of a Change in Control (as defined therein), unless we determine otherwise in a participant’s award agreement, (1) all stock options shall become immediately vested and exercisable, (2) any restrictions imposed on restricted stock or restricted stock units shall lapse, (3) the vesting of all awards denominated in shares of common stock shall be accelerated and be paid out within thirty days following the Change in Control, (4) awards denominated in cash shall be paid to participants in cash within thirty days following the Change in Control and (5) all awards shall become noncancellable (i.e., such awards cannot be cancelled without the participant receiving appropriate compensation as determined by the Compensation Committee).

Tax and Accounting Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of the different compensation vehicles that are employed, and the Compensation Committee seeks to structure executive compensation in a tax efficient manner.

Deductibility of Executive Compensation

Section 162(m) of the Code prohibits us from taking a federal income tax deduction for compensation paid in excess of $1.0 million in any taxable year to our Named Executive Officers, unless certain conditions are met. Exceptions are made for qualified performance-based compensation, among other things. As part of its role, the Compensation Committee annually considers the deductibility of executive compensation under Section 162(m) in structuring our executive compensation program. The Compensation Committee believes, however, that compensation and benefits decisions should be primarily driven by the needs of our business, rather than by tax considerations. Accordingly, the Compensation Committee may choose to award compensation that does not meet the requirements of Section 162(m) where, in its judgment, such payments are necessary to achieve its compensation philosophy and objectives. Because our North American operations are not currently profitable, the inability to deduct compensation in excess of $1.0 million does not have any effect on our current year earnings.

Any such non-deductible amounts of compensation would, however, reduce the amount of tax-losses on the Corporation’s balance sheet that may be applied against taxable income in future years.

Nonqualified Deferred Compensation

Section 409A of the Code, which took effect on January 1, 2005, imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements that we maintain. On April 10, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) issued final regulations relating to the treatment of nonqualified deferred compensation plans under Section 409A. The Board of Directors and the Compensation Committee intend to administer our plans and arrangements to avoid or minimize the effect of Section 409A and, if necessary, amend the plans and arrangements to comply with the final regulations issued under Section 409A on or before December 31, 2008 (or a later date specified by the IRS).

Statement of Financial Accounting Standards No. 123(R)

When determining amounts of long-term incentive grants to the Named Executive Officers and other employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge.

Stock Ownership Guidelines

In 2006, the Compensation Committee adopted stock ownership guidelines for our Named Executive Officers. These guidelines require that, within a five year period from the date of its adoption, the Chief Executive Officer will maintain share ownership in value equal to approximately five times his base salary, while each other Named Executive Officer is expected to hold shares in value equal to approximately three times his base salary. As has been stated previously, the Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our Named Executive Officers and our stockholders. Such efforts could be undermined in the event that Named Executive Officers sold all or a large part of their awards at vesting. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our Named Executive Officers as required to be reported in a proxy statement.

Compensation of Directors

The Compensation Committee is also responsible for determining compensation for our non-employee Directors. The compensation is structured in order to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for their time and energy expended in providing us their expertise and, in part, to provide Directors with compensation that is tied to the performance of our common stock. The Compensation Committee has adopted guidelines requiring each Director to maintain share ownership in value equal to approximately five times his or her base retainer on and after the fifth year of service on the Board of Directors. In reviewing each Director’s share ownership, the Compensation Committee considers the beneficial ownership of the Directors as required to be reported in a proxy statement. Mr. Haines, who is currently the only employee Director, does not receive additional compensation for service on our Board of Directors but does receive additional compensation for service on the board of one of our subsidiaries. Those additional fees are reflected in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation Committee

Willard R. Holland, Chair
David G. Birney
Joseph M. Gingo
James A. Karman
Michael A. McManus, Jr.
Dr. Peggy Miller
Ernest J. Novak, Jr.

COMPENSATION TABLES

Summary Compensation Table

The table below provides information regarding the compensation of the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of A. Schulman, Inc. at August 31, 2007 (collectively, the “Named Executive Officers”).

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation	Total

Terry L. Haines	2007	$665,854	$383,821	$293,614	$271,688	$84,167	$159,874(5)	$1,859,018
President, Chief Executive Officer and Chairman of the Board
Paul F. DeSantis	2007	$295,833	$71,069	$158,812	$86,250	$—	$51,621(6)	$663,585
Chief Financial Officer, Vice President and Treasurer
Barry A. Rhodes	2007	$295,833	$168,045	$94,609	$108,750	$—	$62,890(7)	$730,127
Executive Vice President — Chief Operating Officer, North America
Ronald G. Andres	2007	$192,823	$138,544	$85,675	$56,550	—	$47,693(8)	$521,285
Vice President and General Manager of Engineered Compounds
John M. Myles	2007	$187,533	$29,527	$30,479	$52,200	$—	$80,346(9)	$380,085
Former Vice President — Research and Development

(1)	The stock awards include the Corporation’s expense for outstanding restricted stock awards as well as outstanding restricted stock units. Restricted stock units are settled in cash at the end of the vesting period based on the stock price on that same date. The Corporation recorded restricted stock unit expense through a mark to market adjustment of the units vested to date based on the August 31, 2007 closing price of the Corporation’s common stock. In addition, expense is recorded for dividend equivalents on those units. The expense for restricted stock awards is based on either the market value on the date of grant or a fair value of the award based on the terms of the award. The various awards are explained further in the Grants of Plan-Based Awards and the Outstanding Equity Awards tables.

(2)	This column represents the amount recognized for financial statement reporting purposes for fiscal 2007 for outstanding option awards in accordance with Statement of Financial Accounting Standard (SFAS) 123R, Share-based Payment, excluding estimated forfeitures. No option awards were granted during fiscal 2007.

(3)	This column represents amounts awarded based on performance during fiscal 2007 under the Corporation’s incentive bonus plan.

(4)	This includes the change in the value of the SERP. The non-qualified deferred compensation earnings are not required to be reported. Mr. Haines is the only Named Executive Officer who participates in the SERP.

(5)	All Other Compensation for Mr. Haines includes contributions to the Retirement Plan of $22,000 and $44,585 to the Non-Qualified Plan. It also includes dividends paid of $37,300 which were earned on restricted stock awards for which the restrictions lapsed in fiscal 2007. Mr. Haines also received director’s fees of $13,558 from one of the Corporation’s Belgian subsidiaries. Other amounts include personal financial planning services, annual dues for club memberships ($24,508), internet services, depreciation expense for purchased automobile ($12,042), fuel for vehicle and automobile insurance.

(6)	All Other Compensation for Mr. DeSantis includes contributions to the Retirement Plan of $22,000 and $7,583 to the Non-Qualified Plan. Other amounts include personal financial planning services, certain living expenses including rent and utilities, automobile lease ($12,203), fuel for leased vehicle and automobile insurance.

(7)	All Other Compensation for Mr. Rhodes includes contributions to the Retirement Plan of $22,000 and $7,583 to the Non-Qualified Plan. It also includes dividends paid of $6,690 which were earned on restricted stock awards for which the restrictions lapsed in fiscal 2007. Other amounts include annual dues for club memberships ($11,795), automobile lease ($12,024), fuel for leased vehicle and automobile insurance.

(8)	All Other Compensation for Mr. Andres includes contributions to the Retirement Plan of $19,282. It also includes dividends paid of $6,690 which were earned on restricted stock awards for which the restrictions lapsed in fiscal 2007. Other amounts include annual dues for club memberships, automobile lease, fuel for leased vehicle and automobile insurance.

(9)	All Other Compensation for Mr. Myles includes contributions to the Retirement Plan of $18,753. It also includes dividends paid of $4,906 which were earned on restricted stock awards for which the restrictions lapsed in fiscal 2007. Mr. Myles retired as of August 31, 2007. As part of his retirement agreement, he was paid a lump sum of $37,738 in compensation for his forfeited restricted stock. This amount was accrued as of August 31, 2007 and was subsequently paid, and is therefore included in this column. Other amounts include annual dues for club memberships, automobile lease ($11,387), fuel for leased vehicle and automobile insurance.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									All Other
									Stock
									Awards:	Grant
									Number of	Date
									Shares	Fair Value
									of	of Stock
		Board							Stock	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Terry L. Haines	10/16/2007	—	$236,250	$472,500	$708,750	—	—	—	—	—
	4/11/2007	4/03/07	—	—	—	37,500	75,000	112,500	—	$1,541,250(1)
	4/11/2007	4/03/07	—	—	—	—	—	—	15,000(2)	$323,100(2)
Paul F. DeSantis	10/16/2006	—	$75,000	$150,000	$225,000	—	—	—	—	—
	4/11/2007	4/03/07	—	—	—	—	—	—	9,000(3)	$198,540(3)
	4/11/2007	4/03/07	—	—	—	4,500	9,000	13,500	—	$184,950(4)
Barry A. Rhodes	10/16/2006	—	$75,000	$150,000	$225,000	—	—	—	—	—
	4/11/2007	4/03/07	—	—	—	—	—	—	9,000(3)	$198,540(3)
	4/11/2007	4/03/07	—	—	—	4,500	9,000	13,500	—	$184,950(4)
Ronald G. Andres	10/16/2006	—	$39,000	$78,000	$117,000	—	—	—	—	—
	4/11/2007	4/03/07	—	—	—	—	—	—	6,500(3)	$143,390(3)
	4/11/2007	4/03/07	—	—	—	3,250	6,500	9,750	—	$133,575(4)
John M. Myles	10/16/2006	—	$36,000	$72,000	$108,000	—	—	—	—	—
	N/A	—	—	—	—	—	—	—	—	—

(1)	The grant date fair value of the market based performance restricted stock was computed using the target level award in column (g). The fair value was calculated using a Monte Carlo simulation which considered the terms of these awards described in below under the captions Restricted Stock Grants and Performance Shares below. This simulation resulted in a grant date fair value of $20.55 per share.

(2)	These awards are restricted stock units in which each unit is equal to the market value of one share of the Corporation’s common stock. This grant vests annually over three years following the date of grant. At each vesting date, one third of the units will be settled in cash based on the market price of the Corporation’s common stock on the vest date. The grant date fair value was computed using the closing price on August 31, 2007 of $21.54.

(3)	These awards are restricted stock awards which vest annually over three years following the date of grant. The grant date fair value was equal to the closing market price of the Corporation’s common stock on the date of grant, which was $22.06 per share.

Base Salaries

In fiscal 2006, base salaries for all of the Corporation’s Named Executive Officers was below the Peer Group median. As disclosed in the Compensation Discussion & Analysis on page [  ]of this Proxy Statement, the Corporation increased the officers’ base salary compensation to generally within the targeted 40th to 50th percentile of market,

Annual Bonuses

Under the annual bonus program, the Compensation Committee establishes the award formulas and the performance goals to be measured to determine the amount of the cash performance bonus that may be earned by each Named Executive Officer for that year, including the maximum cash bonus each will be eligible to receive. The bonuses that each Named Executive Officers could have earned are set forth in the Grants of Plan Based Awards table and the bonuses actually paid are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Under the fiscal year 2007 bonus plan, one-half of the total target award potential for each Named Executive Officer was determined based on our financial performance, measured by levels of net income, cash flows from operations and return on invested capital. For Mr. Haines and Mr. DeSantis, the corporate financial performance portion of the bonus was based upon our consolidated worldwide operations. For each of the other Named Executive

Officers, the corporate financial performance portion of the bonus was based on our North American segment’s performance. The targeted level of performance is based upon the Corporation’s internal budget such that if performance is achieved at the targeted levels, the Corporation should achieve its earnings per share goal. The Corporation believes that its targets are not unreasonably difficult to achieve but that they cannot be reached without successful management performance.

For 2007, cash flow from operations was the only performance target that was achieved. For North American operations, cash flow from operations achieved the maximum level, thereby entitling executive officers to a bonus of approximately 23% of their total target bonus. Cash flow from operations on a consolidated worldwide basis reached the threshold level, entitling the Chief Executive Officer and the Chief Financial Officer to an award of approximately 7.5% of their target bonus.

The remaining one-half of the total target award potential was based upon the individual performance of each Named Executive Officer, as measured against various personal goals established by the Compensation Committee for the Chief Executive Officer and by the Chief Executive Officer (and approved by the Compensation Committee) for all other Named Executive Officers.

For fiscal year 2007, the Compensation Committee set four individual performance goals for the Chief Executive Officer. The goals were (1) to launch the Invision product line by implementing manufacturing plants and to further commercialize and market Invision products in North America and internationally, (2) to improve profitability in North America by reducing inventory and the manufacturing cost per unit produced, (3) to reduce supply chain and logistics expenses and (4) to undertake various operational, strategic planning and acquisition related tasks in Europe and Asia. The Compensation Committee reviewed in detail with the Chief Executive Officer the extent to which he had satisfied each of the four performance goals identified above. After reviewing the Corporation’s performance and the Chief Executive Officer’s contributions to achieving these goals, the Compensation Committee determined that approximately 85% of the goals were achieved and awarded a bonus accordingly. The Chief Executive Officer recommended to the Compensation Committee, and the Compensation Committee approved, that all other Named Executive Officers receive a full bonus for achieving their personal goals during 2007.

The personal goals for the remaining Named Executive Officers are determined by the Chief Executive Officer (for Messrs. DeSantis and Rhodes) and the Vice President — North American Operations (for Messrs. Andres and Myles) and are in each case approved by the Compensation Committees. In general, the personal goals focus on the implementation of primary Corporate strategies for the fiscal year (such as the North American restructuring and the launch of Invision) but also may include a variety of particular areas of focus for each Named Executive Officer. The Compensation Commitee expects that most of the personal goals will be achieved each year.

Restricted Stock Grants

On April 11, 2007, the Compensation Committee awarded shares of restricted stock to the Named Executive Officers pursuant to the 2006 Incentive Plan in the amounts set forth in columns (g) and (i) in the Grants of Plan-Based Awards table above. The shares of restricted stock awarded to Mr. Haines will vest (subject to forfeiture) based upon total stockholder returns measured as of April 11, 2010. Specifically, if the market value of the Corporation’s common stock relative to the Peer Group on such date is (1) below the 25th percentile, all of Mr. Haines’ shares will be forfeited, (2) between the 25th and 50th percentile, one-half of Mr. Haines’ shares will be forfeited (resulting in the earning of the number of shares set forth in column (f)) or (3) at or above the 50th percentile, none of Mr. Haines’ shares will be forfeited (resulting in the earning of the number of share set forth in column (g)). With respect to the shares of restricted stock awarded to the other Named Executive Officers, the shares reported in column (g) will vest based upon the Corporation’s total stockholder return measured as of April 11, 2010, on the same basis and subject to the same risk of forfeiture as are applicable to Mr. Haines’ award. The shares reported in column (i) will vest over time, subject to continued employment with the Corporation, at the rate of 33% on each of the first three anniversaries of the date of grant. During the restriction period, the Named Executive Officers may exercise full voting rights associated with their shares of restricted stock. In addition, dividends paid with respect to their shares of restricted stock will be held by the Corporation until the restrictions on the underlying restricted stock have lapsed, subject to the same risk of forfeiture.

Performance Shares

In connection with the grant of restricted stock to each of the Named Executive Officers, the Compensation Committee also awarded performance shares to each of the Named Executive Officers pursuant to the 2006 Incentive Plan in the following amounts: Mr. Haines — 37,500 shares (or 50% of his restricted stock award), Mr. DeSantis — 4,500 shares, Mr. Rhodes — 4,500 shares, Mr. Andres — 3,250 shares and Mr. Myles — 0 shares (or 25% of each of their respective restricted stock awards). Performance shares give the recipient the right to receive a specified number of shares of the Corporation’s common stock only if certain terms and conditions are met as of the end of the performance period. The performance shares granted to each of the Named Executive Officers will vest on April 11, 2010, only if the fair market value of the Corporation’s common stock relative to the Peer Group on such date is at or above the 75% percentile (resulting in the earning of the aggregate number of shares set forth in column (h)). The number of shares reported in column (h) represents the total number of shares, including the restricted shares and the performance shares, that a Named Executive Officer would earn. During the performance period, the Named Executive Officers do not have voting or dividend rights with respect to the shares of common stock underlying the performance shares.

Restricted Stock Units

The Compensation Committee also awarded 15,000 restricted stock units to Mr. Haines in fiscal year 2007 pursuant to the 2006 Incentive Plan. The restricted stock units will be settled for cash in an amount equal to the fair market value of a share of the Corporation’s common stock on the applicable vesting date multiplied by the number of restricted stock units to be settled. Mr. Haines’ restricted stock units will vest over time, subject to continued employment with the Corporation, at the rate of 33% on each of the first three anniversaries of the date of grant. During the restriction period, Mr. Haines will have no voting rights with respect to the shares of common stock underlying the restricted stock units but dividends paid on such underlying shares will accrue and be paid to Mr. Haines at the time the restricted stock units are settled.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
												Equity
												Incentive
					Equity							Plan Awards:
					Incentive						Equity	Market or
					Plan Awards:						Incentive	Payout Value
	Number of		Number of		Number of			Number of		Market Value	Plan Awards:	of Unearned
	Securities		Securities		Securities			Shares or		of Shares or	Number of	Shares, Units
	Underlying		Underlying		Underlying			Units of Stock		Units of Stock	Unearned Shares,	or Other
	Unexercised		Unexercised		Unexercised	Option	Option	That Have		That Have	Units or Other	Rights
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Not Vested		Not Vested	Rights That Have	That Have
Name	(Exercisable)		(Unexercisable)		Options (#)	Price ($)	Date	(#)		($)(1)	Not Vested	Not Vested(1)

Terry L. Haines	—		—		—	—	—	28,000	(2)	$603,120	—	—
	—		—		—	—	—	—		—	75,000 (3)	$1,615,500
	—		—		—	—	—	—		—	37,500 (4)	$807,750
	—		—		—	—	—	15,000	(5)	$323,100	—	—
	—		43,334	(8)	—	$19.85	10/21/2014	—		—	—	—
	—		86,667	(9)	—	$19.20	10/20/2015	—		—	—	—
Paul F. DeSantis	—		—		—	—	—	9,000	(6)	$193,860	9,000 (7)	$193,860
								—		—	4,500 (4)	$96,930
	20,000		40,000	(10)	—	$24.69	1/23/2016	—		—	—	—
Barry A. Rhodes	—		—		—	—	—	20,000	(2)	$430,800	—	—
	—		—		—	—	—	9,000	(6)	$193,860	9,000 (7)	$193,860
	—		—		—	—	—	—		—	4,500 (4)	$96,930
	6,667		—		—	$18.02	10/21/2013	—		—	—	—
	14,666		7,334	(8)	—	$19.85	10/21/2014	—		—	—	—
	7,333		14,667	(9)	—	$19.20	10/20/2015	—		—	—	—
Ronald G. Andres	—		—		—	—	—	18,000	(2)	$387,720	—	—
	—		—		—	—	—	6,500	(6)	$140,010	6,500 (7)	$140,860
	—		—		—	—	—	—		—	3,250 (4)	$70,005
	14,000		—		—	$13.99	10/17/2012	—		—	—	—
	17,000		—		—	$18.02	10/21/2013	—		—	—	—
	13,333		6,667	(8)	—	$19.85	10/21/2014	—		—	—	—
	6,666		13,334	(9)	—	$19.20	10/20/2015	—		—	—	—
John M. Myles	12,000		—		—	$18.02	8/31/2009	—		—	—	—
	12,000	(11)	—		—	$19.85	8/31/2009	—		—	—	—
	12,000	(11)	—		—	$19.20	8/31/2009	—		—	—	—

(1)	The market value was computed using $21.54, the closing share price of the Corporation’s common stock on August 31, 2007.

(2)	These are restricted stock awards which vest at the end of four years following the dates of grant.

(3)	These restricted shares were granted in April 2007 and are earned upon achievement of market based performance goals at the end of a three year period, as described under the Grant of Plan-Based Awards — Restricted Stock Grants.

(4)	These performance shares are earned as described under the Grant of Plan-Based Awards — Performance Shares.

(5)	These awards are restricted stock units in which each unit is equal to the market value of one share of the Corporation’s common stock. This grant vests annually over three years following the date of grant, which was April 11, 2007. At each vesting date, one-third of the units will be settled in cash based on the market price of the Corporation’s common stock on the vest date.

(6)	This award represents a grant of restricted stock, which will vest at a rate of 33 1/3% per year on the anniversary of the grant date.

(7)	These awards are market performance based restricted stock that may be earned or forfeited as described under the Grant of Plan Based Awards — Restricted Stock Grants.

(8)	These options vested on October 22, 2007.

(9)	One-half of these options vested on October 21, 2007 and one-half of the options will vest on October 21, 2008.

(10)	One-half of these options will vest on January 23, 2008 and one-half of the options will vest on January 23, 2009.

(11)	The vesting for these options was accelerated due to the retirement of Mr. Myles on August 31, 2007. The option expiration date also was accelerated as a result of his retirement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)

Terry L. Haines	259,999	$1,580,361	16,000	(1)	$388,300	(1)
Paul F. DeSantis	—	$—	—		$—
Barry A. Rhodes	—	$—	3,000		$72,480	(2)
Ronald G. Andres	—	$—	3,000		$72,480	(2)
John M. Myles	8,000	$83,440	6,448	(3)	$144,655	(3)

(1)	The number of shares acquired on vesting include 13,000 shares which vested on October 18, 2006 and 3,000 shares which vested on October 19, 2006. The 13,000 shares have a value realized on vesting based on the closing price on the date of vesting of $24.16. The value of the 3,000 shares vested on October 19, 2006 was based on the closing market price of the Corporation’s common stock on the same day of $24.74.

(2)	Based on the closing market price of the Corporation’s common stock on the vest date of October 18, 2006 which was $24.16.

(3)	The number of shares acquired on vesting include 2,200 shares which vested on October 18, 2006 and 4,248 shares which vested on August 31, 2007 due to Mr. Myles retirement on that date. The 2,200 shares have a value realized on vesting based on the closing price on the date of vesting of $24.16. The value of the 4,248 shares vested on August 31, 2007 was based on the closing market price of the Corporation’s common stock on the same day of $21.54.

Pension Benefits Table

(a)	(b)	(c)		(d)		(e)
		Number of Years		Present Value of		Payments During Last
Name	Plan Name	Credited Service (#)		Accumulated Benefit ($)		Fiscal Year ($)

Terry L. Haines(1)	SERP	41	(2)	$1,105,412	(3)	$—
Paul F. DeSantis	N/A	—		—		—
Barry A. Rhodes	N/A	—		—		—
Ronald G. Andres	N/A	—		—		—
John M. Myles	N/A	—		—		—

(1)	The amount shown is an estimate as of August 31, 2007 of the total value of pension benefits under the SERP earned as of that date. The actual benefits to be paid will be based on Mr. Haines’ credited service, compensation and other factors at the time of his retirement. Mr. Haines is the only Named Executive Officer who participates in the SERP.

(2)	The pension benefit formula restricts credited services to a maximum of 30 years. This is reflected in the present value disclosed in the table.

(3)	Assumptions include age 65 commencement, no decrements for death nor termination prior to age 65, RP-2000 mortality after 65, and a discount rate of 6.25% as of August 31, 2007.

Supplemental Executive Retirement Plan

The Corporation’s Supplemental Executive Retirement Benefits Plan (the “SERP”), which the Compensation Committee administers, provides retirement benefits to executive officers named as participants by resolution of the

Board of Directors. Mr. Haines is currently the only Named Executive Officer participating in the SERP. Under the SERP, a participant will earn a pension benefit that is equal to 30% of the participant’s final average plan compensation, plus an additional one percent for each year of service up to a maximum of thirty such years. Thus, a participant who retires with 30 or more years of service will receive an annual benefit equal to 60% of the participant’s final average plan compensation. The pension benefits payable to a participant under the SERP are reduced by the actuarial value of certain other plan and deferred compensation that is payable to the participant.

The following table shows estimated annual benefits payable to SERP participants upon retirement at age 65.

Average Plan	Years of Service
Compensation	15	20	25	30

$200,000	$90,000	$100,000	$110,000	$120,000
$300,000	$135,000	$150,000	$165,000	$180,000
$400,000	$180,000	$200,000	$220,000	$240,000
$500,000	$225,000	$250,000	$275,000	$300,000
$600,000	$270,000	$300,000	$330,000	$360,000
$700,000	$315,000	$350,000	$385,000	$420,000
$800,000	$360,000	$400,000	$440,000	$480,000
$900,000	$405,000	$450,000	$495,000	$540,000
$1,000,000	$450,000	$500,000	$550,000	$600,000
$1,100,000	$495,000	$550,000	$605,000	$660,000

For purposes of determining pension benefits payable under the SERP, final average plan compensation is the participant’s average annual compensation for the highest 36-month period in the participant’s last 60 months of employment, and takes into account the participant’s base salary and cash bonuses. The pension benefits payable under the SERP are reduced by the actuarial equivalent of (1) the participant’s primary social security benefits, (2) benefits payable to the participant under the Retirement Plan and the Non-Qualified Plan and, (3) with respect to Mr. Haines, benefits payable under his deferred compensation agreement without regard to any forfeiture of or other loss of benefits that may occur under such agreement on account of a termination for cause or any other reason.

SERP benefits are payable as a monthly pension equal to the participant’s accrued benefits under the SERP, generally beginning at age 65 or after the participant’s retirement, if later. If a participant retires at or after age 55, or becomes totally and permanently disabled, and is credited with at least ten years of eligible service, the Board of Directors by resolution may grant the participant payment of pension benefits before age 65 in an actuarially reduced amount. In general, SERP pension payments are payable to the participant as a life annuity under which a monthly pension is payable to the participant up until such participant’s death. Participants may elect to receive SERP pension payments in various optional forms that are the actuarial equivalent of the participant’s life annuity. However, the election of a lump sum payment or installment payments may only be made with the approval of the Board of Directors.

As of August 31, 2007, the final average plan compensation of Mr. Haines under the SERP was $882,267. Mr. Haines has been credited with the maximum of 30 years of service under the SERP and would therefore be entitled to an annual benefit of $529,360 upon retirement. After accounting for the various applicable offsets, Mr. Haines would be entitled to an annual SERP benefit of $139,082 upon retirement.

Non-qualified Deferred Compensation Table

	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
(a)	Contributions in	Contributions in	Withdrawals/	Earnings in Last	Balance at Last
Name	Last FY ($)	Last FY ($)(1)	Distributions ($)	FY ($)(2)	FYE ($)

Terry L. Haines	$—	$44,585	$—	$70,274	$1,628,833	(3)
Paul F. DeSantis	—	7,583	—	—	7,583
Barry A. Rhodes	—	7,583	—	145	9,183
Ronald G. Andres	—	—	—	—	—
John M. Myles	—	—	—	—	—

(1)	This column contains contributions by the Corporation in the last fiscal year under the Non-Qualified Plan, which provides for benefits in excess of amounts permitted to be contributed under the Retirement Plan. These amounts shown are included in the all other compensation column shown in the Summary Compensation Table.

(2)	The earnings in this column represent estimated earnings on the Non-Qualified Plan. These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

(3)	A portion of the aggregate balance for Mr. Haines includes benefits relate to a deferred compensation plan. The deferred compensation arrangement provides for monthly cash benefits for ten years in the annual amount of $100,000. The balance of the ending benefit to Mr. Haines of $1,000,000 is included in the aggregate balance. This plan does not have any earnings. Mr. Haines is the only Named Executive Officer who participates in this deferred compensation plan.

Employment Agreements

The Corporation has employment agreements with Messrs. Haines, DeSantis, Rhodes and Andres and certain other senior personnel. The employment agreements of Messrs. Haines, DeSantis, Rhodes and Andres have initial three-year terms. Such agreements are automatically extended at the end of each month for one additional month, unless prior notice of termination is given by either party to constitute at all times a three-year agreement; provided, however, that no such monthly extension shall occur after the last day of the calendar month in which the Named Executive Officer turns 62.

The employment agreements provide that, in the event employment is terminated following a merger, consolidation, liquidation or other change in control event (each, a “Change in Control”) for any reason, except for termination by the Corporation for Cause, termination by reason of death or Disability or termination by the employee without Good Reason (as such terms are defined therein), the employee shall be paid a lump sum amount equal to three times the sum of (1) the higher of his annual base salary payable immediately prior to the event causing the termination or the Change in Control, plus (2) an amount equal to the higher of his annual bonus earned in the fiscal year preceding the date of termination or the average annual bonus earned by him in the three fiscal years immediately preceding the Change in Control. In addition, the employee will be paid a lump sum amount equal to the sum of (1) any unpaid annual incentive compensation previously awarded to the employee for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date, and (2) a pro rata portion of his deemed annual bonus for the fiscal year in which the termination occurred, as calculated in accordance with the agreement. The employee will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to the employee by another source after termination) for a period of 36 months following the date of termination. Mr. Haines’ employment agreement also provides that, during the one-month period beginning with the first day of the month immediately following the first anniversary of a Change in Control, Mr. Haines may terminate his employment for any reason and still be entitled to the Change-in-Control payments described above.

If the Corporation terminates an employee’s employment without Cause prior to the expiration of the term of the employment agreement and prior to a Change in Control, the employee shall receive his salary for the remaining term of his employment agreement, plus a bonus each year for the remaining term of his agreement in an amount equal to 50% of his average annual bonus during the most recent five calendar years of employment. If the employee is terminated by reason of death, the Corporation shall pay a lump sum amount equal to 60% of the employee’s salary for 24 months to a designated beneficiary.

The amounts described above payable under Mr. Haines’ employment agreement shall be “grossed up” to cover certain taxes payable by him on certain of the amounts paid to him in respect of a Change in Control. Notwithstanding the foregoing, in respect of the employment agreements of Messrs. DeSantis, Rhodes and Andres, the Corporation is not obligated to make any payment or benefit that is in excess of the maximum amount that the Corporation can deduct for federal income tax purposes.

In consideration for the benefits payable under their respective employment agreements, each of Messrs. Haines, DeSantis, Rhodes and Andres agreed to be bound by perpetual confidentiality and non-disclosure covenants as well as non-competition and non-solicitation restrictions for one year (three years in the case of Mr. Haines) following their respective termination of employment.

On August 31, 2007 (the “Retirement Date”), Mr. Myles, the Corporation’s former Vice President Research and Development, retired from the Corporation. In connection with Mr. Myles’ retirement, the Corporation entered into a Separation Agreement and a Consulting Agreement with Mr. Myles, dated as of the Retirement Date and September 1, 2007, respectively (collectively, the “Agreements”). The Agreements were filed as Exhibit 99.1 and Exhibit 99.2 to the Corporation’s Current Report on Form 8-K filed with the SEC on September 6, 2007. The Corporation subsequently filed an amendment to the Current Report on Form 8-K/A with the SEC on September 14, 2007, which disclosed certain benefits received by Mr. Myles upon his separation from the Corporation, as further described in Exhibit 99.1, Summary of Benefits Upon Separation (“Summary of Benefits”), to the Form 8-K/A. The summary of the Agreements and the Summary of Benefits below is qualified in its entirety by reference to the complete text of the Agreements and the Summary of Benefits.

Pursuant to the Separation Agreement, Mr. Myles remains eligible to participate in certain retirement benefits under certain retirement benefit plans and the Corporation’s fiscal year 2007 bonus plan. In addition, Mr. Myles may not (i) solicit, employ, entice or interfere with any employee of the Corporation or any other entity that is related to the Corporation through common ownership (an “Affiliate”) or (ii) engage, participate in, aid or finance any enterprise that competes with the Corporation or an Affiliate. Pursuant to the Summary of Benefits, Mr. Myles and his dependants are eligible to participate in the Corporation’s retiree medical program until he is 65 years of age, at which time Medicare becomes the primary program and the Corporation’s program becomes secondary. The Summary of Benefits confirms that Mr. Myles is eligible to receive any allocation from the Retirement Plan prior to the Retirement Date. In addition, after the Retirement Date, all of Mr. Myles’ stock options are considered vested and exercisable for a period of two years in accordance with those stock option agreements.

According to the Consulting Agreement, Mr. Myles will receive a monthly consulting fee of $15,750 for one year ending on August 31, 2008, in exchange for rendering consulting services to the Corporation. Mr. Myles’ consulting services consist of, among other things, supporting (i) the Corporation’s research and development while it searches for a research and development manager and (ii) special projects as designated by the Corporation’s Engineered Compounds General Manager.

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers have employment agreements which contain severance and change-in-control arrangements with benefits that vary depending upon the nature of their separation from service. The table below represents amounts that would be payable or benefits owed to each of the Named Executive Officers as of August 31, 2007, upon termination of their employment as a result of the scenarios indicated in each column. The amounts were calculated assuming the termination occurred on August 31, 2007. Mr. Myles retired as of August 31, 2007; therefore a termination analysis is not included for him.

			Involuntary	Involuntary	Termination upon
		Death or	Termination with	Termination without	Change-in-Control
Compensation Components	Retirement(1)	Disability(2)	Cause(3)	Cause(4)	(5)

For Terry L. Haines
Severance	$—	$810,000	$—	$2,355,284	$3,111,752
Health/welfare benefits(6)	$—	$—	$—	$—	$20,343
Equity awards
Restricted stock awards	$614,536	$716,205	$501,451	$501,451	$3,026,370
Restricted stock units	$45,234	$323,100	$—	$—	$323,100
Stock options	$276,035	$276,035	$—	$—	$276,035
Retirement benefits
SERP(7)	$1,105,412	$1,105,412	$1,105,412	$1,105,412	$1,105,412
Qualified retirement plan(8)	$1,695,669	$1,695,669	$1,695,669	$1,695,669	$1,695,669
Non-qualified retirement plan(8)	$628,833	$628,833	$628,833	$628,833	$628,833
Deferred compensation plan(9)	$1,000,000	$1,000,000	$—	$1,000,000	$1,000,000
Section 280G gross up					$1,956,478

Total	$5,365,719	$6,555,254	$3,931,365	$7,286,649	$13,143,992

For Paul F. DeSantis
Severance	$—	$360,000	$—	$1,054,688	$1,295,625
Health/welfare benefits(6)	$—	$—	$—	$—	$20,343
Equity awards
Restricted stock awards	$40,711	$207,430	$—	$—	$484,650
Restricted stock units	$—	$—	$—	$—	$—
Stock options	$—	$—	$—	$—	$—
Retirement benefits
Qualified retirement plan(8)	$—	$44,255	$—	$—	$44,255
Non-qualified retirement plan(8)	$—	$7,583	$—	$—	$7,583

Total	$40,711	$619,268	$—	$1,054,688	$1,852,456

For Barry A. Rhodes
Severance	$—	$360,000	$—	$1,024,125	$1,335,000
Health/Welfare benefits(6)	$—	$—	$—	$—	$20,343
Equity awards
Restricted stock awards	$333,655	$638,230	$292,944	$292,944	$915,450
Restricted stock units	$—	$—	$—	$—	$—
Stock options	$112,128	$112,128	$—	$65,413	$112,128
Retirement benefits
Qualified retirement plan(8)	$434,442	$434,442	$434,442	$434,442	$434,442
Non-qualified retirement plan(8)	$9,183	$9,183	$9,183	$9,183	$9,183

Total	$889,408	$1,553,983	$736,569	$1,826,107	$2,826,546

For Ronald G. Andres
Severance	$—	$234,000	$—	$667,965	$813,100
Health/Welfare benefits(6)	$—	$—	$—	$—	$20,343
Equity awards
Restricted stock awards	$296,714	$537,531	$267,311	$267,311	$737,745
Restricted stock units	$—	$—	$—	$—	$—
Stock options	$246,140	$246,140	$—	$203,671	$246,140
Retirement benefits
Qualified retirement plan(8)	$522,734	$522,734	$522,734	$522,734	$522,734
Non-qualified retirement plan(8)	$—	$—	$—	$—	$—

Total	$1,065,588	$1,540,405	$790,045	$1,661,681	$2,340,062

(1)	The Corporation considers normal retirement age to be 60 years of age; therefore certain Named Executive Officers would not be eligible for retirement at August 31, 2007. Mr. Haines is the only Named Executive Officer eligible for retirement as of August 31, 2007. A portion of restricted stock units and restricted stock awards are released upon retirement. The number of awards released is determined by the time elapsed since the date of grant. Similar to the provisions for death and disability, the Named Executive Officers will receive a portion of the performance awards based on time elapsed since the date of grant. However, the awards will not be released until the end of the performance vesting period at which time it will be determined is such awards vest. All options vest upon retirement. Assumes all options were exercised on date of termination. The value of equity awards was calculated using the closing price of the Corporation’s common stock on August 31, 2007.

(2)	The severance amount is a lump sum payment equal to sixty-percent (60%) of the base salary for twenty-four months. All time based restricted stock units and restricted stock awards are considered fully vested upon death or disability, therefore the amount reflects the value of all restricted stock awards outstanding for the Named Executive Officers. Upon death or disability, the individual will receive part of any performance based awards based on time elapsed since the date of grant and will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon death or disability. Assumes all options were exercised on date of termination. The value of equity awards was calculated using the closing price of the Corporation’s common stock on August 31, 2007.

(3)	The Corporation does not offer any severance when termination occurs with cause. Under the 2002 Equity Incentive Plan, a portion of restricted stock units and restricted stock awards are released upon termination without cause. The number of awards released is determined by the time elapsed since the date of grant. Under the 2006 Incentive Plan, all restricted stock units and restricted stock awards are cancelled upon termination without cause. All options, vested and unvested, are forfeited immediately upon termination with no remaining time to exercise. The value of equity awards was calculated using the closing price of the Corporation’s common stock on August 31, 2007.

(4)	The severance amount equals the salary for the remaining term (three years) plus annual bonuses for the same time frame equal to one-half the average of the last five years of bonus. Under the 2002 Equity Incentive Plans, a portion of restricted stock units and restricted stock awards are released upon termination without cause. The number of awards released is determined by the time elapsed since the date of grant. Under the 2006 Incentive Plan, all restricted stock units and restricted stock awards are cancelled upon termination without cause. Unvested options will be forfeited, however unexercised vested options will remain exercisable for 90 days past termination. The value of equity awards was calculated using the closing price of the Corporation’s common stock on August 31, 2007.

(5)	The calculation of severance benefits equals the most recent fiscal year’s earned bonus plus three times the sum of: (1) the higher of the base salary in effect immediately prior to the event or the base salary immediately in effect prior to change-in-control and (2) the higher of the annual bonus earned for the most recent fiscal year or average of last three years. The severance amounts are generally payable if the Corporation terminates the Named Executive Officer’s employment or if the employee terminates his employment with good reason following a change-in-control or prior to the end of the change-in-control period. The Named Executive Officers would also be eligible for such payments if he voluntarily terminated employment within a specified period following a change-in-control.

a.	All equity awards become fully vested upon a change-in-control regardless of whether there is a subsequent termination. All time based restricted stock units and restricted stock awards are considered fully vested upon change-in-control, therefore the amount reflects the value of all restricted stock awards outstanding for the Named Executive Officers. All performance criteria included in the vesting terms of the equity awards are deemed to have been met as of date of change-in-control, therefore all shares were assumed to have vested. All options vest immediately upon change-in-control. The Corporation assumed all options were exercised on date of termination. The value of equity awards was calculated using the closing price of the Corporation’s common stock on August 31, 2007.

(6)	In the event of termination of the Named Executive Officer’s employment following a change-in-control, the Named Executive Officers are eligible to thirty-six months of life, disability, accident and health insurance without cost to the Named Executive Officer. These amounts are based on current costs for insurance and could change depending on the actual timing of such an event.

(7)	The value for the SERP is the present value of the accumulated benefit as of August 31, 2007. Mr. Haines is the only Named Executive Officer who participates in the SERP.

(8)	The balances in the qualified retirement plan and non-qualified retirement plan for each Named Executive Officer become 100% vested upon change-in-control, death or disability or eligible retirement. The Corporation considers normal retirement age to 60, therefore certain Named Executive Officers would not be eligible for retirement at August 31, 2007. Mr. Haines is the only Named Executive Officer eligible for retirement as of August 31, 2007. For termination with or without cause, the Named Executive Officers only have rights to the vested balance at the termination date. The amounts for the qualified retirement plan are based on actual cash contributions into an account for each participant, with associated earnings. The non-qualified retirement plan is unfunded and the balance represents the contributions accrued and the earnings that are estimated based on the earnings of the retirement plan. The balance is estimated based on balances at August 31, 2007.

(9)	Mr. Haines is eligible to receive payments of monthly cash benefits for ten years following his retirement, disability or death in the annual amount of $100,000 under a deferred compensation plan. The Corporation is not be required to make or continue to make such payments to Mr. Haines in the event that he is terminated for cause or breaches the non-competition covenant set forth in his agreement. However, in the event that Mr. Haines’ employment is terminated within two years of a change-in-control, the payment of benefits under the agreement shall be accelerated and paid to Mr. Haines in a lump sum within five days of such termination. In connection with this agreement, the Corporation owns and is the beneficiary of a life insurance policy upon the life of Mr. Haines in the amount of $1,000,000. Mr. Haines is the only Named Executive Officer who participates in the deferred compensation plan.

Director Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid	Awards ($)	Option	Incentive Plan	Compensation	All Other
Name	in Cash ($)	(2)(3)	Awards	Compensation	Earnings	Compensation(4)	Total

James S. Marlen	$59,000	$49,735	X	X	X	$3,660	$112,395
Ernest J. Novak, Jr.	67,500	47,416	X	X	X	—	114,916
Howard R. Curd	41,000	13,083	X	X	X	—	54,083
Michael A. McManus, Jr.	42,500	13,083	X	X	X	—	55,583
Dr. Peggy Miller	63,500	49,735	X	X	X	3,660	116,895
Willard R. Holland(1)	95,500	49,735	X	X	X	3,660	148,895
John B. Yasinsky	64,000	49,735	X	X	X	3,660	117,395
David G. Birney	58,000	27,137	X	X	X	—	85,137
James A. Karman	60,500	49,735	X	X	X	3,660	113,895
Joseph M. Gingo	57,500	49,735	X	X	X	3,660	110,895
James A. Mitarontonda	55,000	27,137	X	X	X	—	82,137
Dr. Paul C. Roberts(5)	10,500	85,759	X	X	X	9,965	106,224

As of August 31, 2007, the directors held the following stock-based awards and options:

Number of restricted
Name	stock awards or units(3)	Number of options outstanding

James S. Marlen	9,000(6)	4,500(8)
500(7)
Ernest J. Novak, Jr.	9,000(6)
500(7)
Howard R. Curd	2,500(6)

Michael A. McManus, Jr.	2,500(6)

Dr. Peggy Miller	9,000(6)	6,000(9)
500(7)
Willard R. Holland	9,000(6)	6,000(9)
500(7)
John B. Yasinsky	9,000(6)	6,000(9)
500(7)
David G. Birney	4,500(6)
500(7)
James A. Karman	9,000(6)	6,000(9)
500(7)
Joseph M. Gingo	9,000(6)	6,000(9)
500(7)
James A. Mitarontonda	4,500(6)
500(7)
Dr. Paul C. Roberts	—	4,500(8)

(1)	Mr. Holland deferred $47,750 of his total fees earned and paid of $95,500. The deferred amount is converted into deferred directors units which are equivalent to one share of the Corporation’s common stock per unit. These units are calculated at the end of each calendar quarter based on amounts deferred and dividends earned.

(2)	Stock award expense includes the restricted stock award and restricted stock unit expense recorded in fiscal 2007, excluding forfeitures. The expense for restricted stock awards is based on the market value on the date of grant based on the closing price of the Corporation’s common stock on that date. The restricted stock units are settled in cash at the end of the vesting period based on the closing price of the Corporation’s common stock on that same date. The Corporation recorded expense through a mark to market adjustment of the units vested to date based on the August 31, 2007 closing price of the Corporation’s common stock and accrued dividends for those units.

(3)	During fiscal 2007, each director was awarded 2,500 restricted stock awards at a grant date fair value of $55,150. These awards vest annually over three years following the date of grant. Those who were directors at February 28, 2006 were awarded 500 restricted stock units in fiscal 2007 at a grant date fair value of $11,030.

(4)	During fiscal 2007, two restricted stock grants for the Board of Directors vested. In connection with this vesting, Mr. Gingo, Mr. Holland, Mr. Karman, Mr. Marlen, Dr. Miller and Mr. Yasinsky received $3,660 for dividends earned on restricted stock during the vesting period.

(5)	Dr. Roberts retired from the Board of Directors on December 7, 2006. He received $9,965 for dividends on the restricted stock that was released as a result of his retirement.

(6)	These are restricted stock awards, 2,500 of which vest 33 1/3% per year over three years following the date of grant. The remaining portion will vest at the end of four years following the date of grant. All of these awards were valued at the grant date fair value which was equal to the closing market price of the Corporation’s common stock on the date of grant.

(7)	These are awards are restricted stock units in which each unit is equal to the market value of one share of the Corporation’s common stock. The units vest annually over three years following the date of grant. At each vesting date, one third of the units will be settled in cash based on the market price of the Corporation’s common stock on the vest date.

(8)	These are stock options exercisable and outstanding, 500 of these stock option awards will expire in 2011, 2,000 will expire in 2012 and the remaining 2,000 will expire in 2013. No expense was recorded for stock options as all options were fully vested prior to fiscal 2007.

(9)	These are stock options exercisable and outstanding, 2,000 of these stock option awards will expire each in 2011, 2012 and 2013. No expense was recorded for stock options as all options were fully vested prior to fiscal 2007.

Each member of the Board of Directors who is not an employee of the Corporation receives an annual Director’s retainer of $29,000 plus $1,500 for each Board or committee meeting attended. The Lead Independent Director receives an additional retainer of $20,000. In addition, each Director who serves as a Chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee receives an additional annual fee of $8,500, $7,500 and $6,000, respectively. In addition, on April 11, 2007, each non-employee Director of the Corporation received an award of 2,500 restricted shares of common stock pursuant to the 2006 Incentive Plan and each non-employee Director who served on the Board on February 1, 2006 was granted 500 restricted stock units. The restricted stock grants vest in equal increments on the first three anniversaries of the grant date. The restricted stock units vest in equal amounts on each of the first three anniversaries of the grant date and will be settled for cash in an amount equal to the fair market value of the Corporation’s common stock on the applicable vesting date.

Pursuant to the Amended and Restated Directors Deferred Units Plan (the “Directors Plan”), a Director may elect, prior to the first day of any calendar year, to defer all or a portion of his or her director fees in such calendar year. Deferred director fees for each calendar quarter are aggregated and credited to an account for each participating Director (the “Account”) until the last day of each quarter (a “Valuation Date”). In addition, on each Valuation Date, the Account is credited with the amount of any dividends that would have been paid to the Director had he or she actually owned shares of the Corporation’s common stock equal to the number of units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into units by dividing the amount in the Account by the closing price of the Corporation’s stock on the Valuation Date. Upon the earlier of a Director’s separation from service as a Director, a change of control or a Director’s disability (each a “Triggering Event”), Units will be converted into cash and paid to the Director in a single lump sum no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash will be made using the closing price of the Corporation’s shares of common stock on the date prior to the date that payment is made.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee includes the following members of the Board of Directors: Willard R. Holland, James A. Karman, James S. Marlen, James A. Mitarotonda, Ernest J. Novak, Jr., and John B. Yasinsky.

The Audit Committee has met, reviewed and discussed the audited consolidated financial statements of the Corporation for the fiscal year ended August 31, 2007, with the Corporation’s management, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and PCAOB Auditing Standard No. 5 (An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements).

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee)

as adopted by the PCAOB in Rule 3600T and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based upon the Audit Committee’s review and discussions noted above, the Audit Committee recommended that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the SEC.

The Audit Committee:

Ernest J. Novak, Jr., Chair
Willard R. Holland
James A. Karman
James S. Marlen
James A. Mitarotonda
John B. Yasinsky

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Corporation has selected PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 2008. This selection is being presented to stockholders for ratification or rejection at this Annual Meeting. The Audit Committee and the Board of Directors each recommends that such selection be ratified.

PricewaterhouseCoopers LLP was the independent registered public accounting firm of the Corporation for the fiscal year ended August 31, 2007, and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

For ratification, this Proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present at the Annual Meeting in person or represented by proxy. In determining whether the Proposal has received the requisite vote for approval, abstentions and broker non-votes are not counted as having voting power with respect to this Proposal and, therefore, would be disregarded in determining the outcome of this Proposal. If the resolution is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as the independent registered public accounting firm of the Corporation, or if its employment is discontinued, the Audit Committee will appoint another public auditor, continued employment of whom after the 2008 Annual Meeting of Stockholders will be subject to ratification by the stockholders.

Fees Incurred by Independent Registered Public Accounting Firm

Set forth below are the aggregate fees and expenses for professional services rendered to the Corporation by PricewaterhouseCoopers LLP, its independent registered public accounting firm for fiscal 2007 and fiscal 2006.

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$2,728,000	$2,860,500
Audit-Related Fees(2)	$151,400	$17,000
Tax Fees(3)	$1,766,000	$847,000
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audit of the Corporation’s consolidated financial statements and its internal control over financial reporting, and its limited reviews of the Corporation’s unaudited consolidated interim financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Corporation’s subsidiaries and consents to SEC filings.

(2)	Comprised of services rendered by PricewaterhouseCoopers LLP primarily related to business acquisitions and a review of subsidiary financial statements.

(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax planning and advice and domestic and international tax compliance and tax return preparation.

Pre-Approval of Fees

The Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chairman, provided that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting.

STOCKHOLDER PROPOSAL
(Proposal No. 3)

The following stockholder proposal and supporting statement is presented as received by Starboard Value & Opportunity Fund, LLC, which we refer to as “Starboard”, of 666 Third Ave., New York, NY 10017 (which has notified us that it owns 736,984 shares of our common stock and that it is a member of a Section 13(d) “group” that collectively owns 2,062,795 shares of our common stock), for consideration by our stockholders. All statements therein are the exclusive responsibility of Starboard.

Stockholder Proposal

RESOLVED, that the stockholders of A. Schulman, Inc. (“Schulman” or the “Company”), hereby request that the Board of Directors immediately set up a special committee consisting solely of independent directors that would engage the services of a nationally recognized investment banking firm to evaluate strategic alternatives that would maximize stockholder value, including, but not limited to, a sale of the North American business, or a merger or an outright sale of the Company.

Supporting Statement:

This proposal provides stockholders with the opportunity to advise the Board of Directors of their concerns regarding Schulman’s strategic direction and to express their desire to realize the full value of their investment in Schulman. As an owner, together with our affiliates, of approximately 3.0% of Schulman’s common shares outstanding, we believe that in order to maximize stockholder value the North American business or the Company should be sold.

In our view, the Company is significantly undervalued due to steadily declining gross profit and operating margins, which represent management’s failure to proactively rationalize manufacturing capacity and reduce operating expenses in light of changing industry dynamics. We believe management’s focus on top line growth at the expense of maximizing return on invested capital has weakened the Company’s competitive position.

The recent operating performance provides little hope for improvement in the status quo. Since fiscal year 2003, despite recording restructuring charges totaling approximately $8.2 million in four of the last five fiscal years, the North American segment has remained unprofitable, generating a cumulative operating loss of approximately $63.1 million, including $18.9 million in the first nine months of fiscal 2007.

We do not believe this is an industry problem. In the last decade, Schulman’s two closest public company peers, Spartech Corporation (SEH) and PolyOne Corporation (POL), have grown net income at a compounded annual growth rate of approximately 7.0% and 15.3%, respectively1. By way of comparison, Schulman’s ten-year net income compounded annual growth rate is negative 7.9%.

This performance, spanning a decade, necessitates a change in strategy. In our opinion, Schulman has a portfolio of valuable assets, the intrinsic value of which is not reflected in the current market value. Given management’s track record, we do not believe the current management is capable of executing the necessary changes in strategy to realize the full value of the Company’s assets.

Given the Board of Directors’ fiduciary obligation to maximize stockholder value, we believe that a sale of the North American business, or the entire Company, is in the best interest of stockholders at this time. While the adoption of this proposal will not legally bind the Board of Directors, we trust that given their fiduciary responsibilities, the Directors will honor their stockholders’ request.

If you believe the Company should immediately explore opportunities to maximize the value of your shares, please vote FOR this proposal.

BOARD OF DIRECTORS STATEMENT
IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Proposal No. 3, presented by Starboard, requests that your Board of Directors form a special committee of outside directors to engage the services of an investment banking firm in order to evaluate and pursue a sale or merger of the Corporation’s North American business segment or the Corporation as a whole. For the following reasons, the Board of Directors urges that you vote AGAINST this proposal.

On November 16, 2007, the Corporation announced that Terry L. Haines, the Corporation’s Chairman, Chief Executive Officer and President, will retire from the Corporation no later than March 1, 2008. On the same date, the Corporation announced that it had entered into an agreement (the “2007 Agreement”) with a group of investors led by Barington Capital Group, L.P. (the “Barington Group”), which own approximately 9% of the outstanding shares of common stock. Among other things, the Corporation agreed in the 2007 Agreement that the Board of Directors will form of a special committee consisting of Messrs. Curd, Holland, McManus and Yasinsky, along with the Corporation’s Chief Executive Officer and Mr. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P. (with Mr. Curd serving as Chairman) — to explore all strategic alternatives to maximize and improve shareholder value, including, without limitation, a strategic acquisition, merger or sale of the Corporation. This committee is also empowered under the 2007 Agreement to engage such outside financial consultants and advisors as it deems necessary or appropriate and the Company has agreed to provide the Committee with access to such information, materials, documents, reports and studies as it may request in order to assist it in the discharge of its duties.

As a result of the actions being taken by the Corporation, including those described in the 2007 Agreement, the Board of Directors believes that it has substantially adopted the proposal set forth by Starboard. The only difference is that the Corporation’s Chief Executive Officer will be a member of the special committee. The Board of Directors believes that the participation of the new Chief Executive Officer on the special committee will be essential to allow meaningful input and direction of the new leadership as part of the proper functioning of the special committee and thereby assure a thorough and complete review of all strategic alternatives available to the Corporation.

Adoption of the Starboard proposal would not be binding on the Board of Directors as a matter of law, but the Board of Directors believes that its adoption would conflict with and undermine the Corporation’s strategic planning efforts as well hinder the Corporation’s ability to recruit and retain a high quality Chief Executive Officer which is critical to sustaining the value of the Corporation regardless of the outcome of the special committee’s process. Also, regardless of the outcome of the vote on this proposal, the Board of Directors is still required to exercise its independent judgment in considering whether the Chief Executive Officer should have a role on this special committee. Therefore, the Board of Directors believes that it is in the best interest of the Corporation and its

1 Source: Public company documents. Net income numbers are as reported in each company’s respective public filings.

shareholders to reject this proposal and support the Corporation’s and the Board of Directors’ current course of action.

Required Vote

The approval of Starboard’s proposal requires the affirmative vote of the holders of a majority of the shares of common stock of the Corporation having voting power present at the Annual Meeting in person or represented by proxy. In determining whether the proposal has received the requisite vote for approval, abstentions and broker non-votes, are not counted as having voting power with respect to this Proposal and, therefore, would be disregarded in determining the outcome of this Proposal.

The Board of Directors recommends a vote AGAINST the adoption of Stockholder Proposal No. 3. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2005, the Corporation reached an agreement with the Barington Group. Under the terms of the 2005 Agreement, among other things, the Barington Group withdrew it’s notice of intent to nominate persons for election as Directors at the Corporation’s 2006 Annual Meeting of Stockholders and agreed to abide by certain standstill provisions until the Corporation’s 2007 Annual Meeting (the “Standstill Period”), while the Corporation, through its Board of Directors, expanded the size of the Board from 10 to 12 and appointed James A. Mitarotonda, a member of the Barington Group, to serve as a Class III Director with a term expiring at the 2007 Annual Meeting of Stockholders.

On October 25, 2006, the Corporation reached another agreement (the “2006 Agreement”) with the Barington Group. Under the terms of the 2006 Agreement, the Barington Group withdrew a notice of its intent to nominate certain persons for election as Directors at the 2006 Annual Meeting, agreed to dismiss a lawsuit it had filed against the Corporation in Delaware seeking to enforce its rights as a stockholder to inspect and copy certain books, records and documents of the Corporation, and agreed to abide by certain standstill provisions until the Corporation’s 2007 Annual Meeting. The Corporation agreed, among other things, to nominate James S. Marlen, Ernest J. Novak, Jr., Howard R. Curd and Michael A. McManus, Jr. as nominees for election as Class II Directors of the Corporation at the 2006 Annual Meeting and to redeem the rights issued to the Corporation’s stockholders under its Rights Agreement on or prior to the 2006 Annual Meeting.

On November 15, 2007, the Corporation reached another agreement with the Barington Group (the “2007 Agreement”). Under the 2007 Agreement, among other things, the Barington Group withdrew its intent to nominate two persons to the Board at the 2007 Annual Meeting and the Corporation agreed to nominate Messrs. Haines, [          ], Karman and Mitarotonda to the Board. The 2007 Agreement also required the announcement of Mr. Haines’ retirement as Chief Executive Officer, President and Chairman of the Board, effective no later than March 1, 2008, and the formation of a special committee consisting of Messrs. Curd, Yasinsky, Holland, McManus, Mr. Mitarotonda and the Corporation’s Chief Executive Officer (with Mr. Curd serving as Chairman) to explore all strategic alternatives to maximize and improve shareholder value, including, without limitation, a strategic acquisition, merger or sale of the Corporation. The 2007 Agreement provided that the Barington Group would vote its shares of common stock of the Corporation in favor of the Board’s nominees and that Mr. Mitarotonda would reasonably assist the Corporation in the solicitation of proxies in favor of the Board’s slate of nominees for election at the 2007 Annual Meeting, including reasonable participation with the Corporation in meetings with stockholders and shareholder advisory services. The 2007 Agreement also provided that the Board would increase to five (5) million the number of shares authorized to be repurchased under the Corporation’s current share repurchase program, with a goal of repurchasing at least two (2) million shares under the program in the fiscal year ending August 31, 2008, subject to market conditions and compliance with applicable laws.

Each of the 2005 Agreement, the 2006 Agreement and the 2007 Agreement (collectively, the “Barington Agreements”) provided that the Corporation would reimburse the Barington Group for certain expenses incurred in matters relating to the Agreements. In 2005 and 2006, these reimbursements totaled $150,000 and $140,000 and in 2007, are not to exceed $200,000.

In general, the Audit Committee is charged under its charter with reviewing and approving any transaction with a related party which may require reporting under Item 404 of Regulation S-K. With respect to the Barington Agreements above, however, the full Board of Directors (other than Mr. Mitarotonda), approved each of the Agreements after determining such Agreements to be in the best interests of the Corporation’s stockholders. The Audit Committee’s unwritten policy is to review any transaction with a related party on a case-by-case basis and to determine whether such a transaction is in the best interest of the Corporation and is on terms that are substantially similar to transactions with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and Directors, and persons who own more than ten percent of the Corporation’s Common Stock, to file reports of ownership and changes in ownership with the SEC. To the Corporation’s knowledge, based solely on its review of the copies of such forms received by the Corporation, all such persons timely filed their respective reports during the year ended August 31, 2007, except for the following filings: (i) a Form 4 filed with the SEC on August 30, 2007 on Mr. Birney’s behalf to report an acquisition of 2,500 shares of common stock on August 16, 2007, (ii) an amended Form 4 filed with the SEC on November 21, 2007 to amend Mr. Haines’ prior report of an exercise of options on July 19, 2007 to increase the number of shares of common stock reported as acquired by 34,999 for a total of 259,999 shares of common stock acquired.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the 2007 Annual Meeting other than those described in this Proxy Statement. The Corporation’s By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of Directors and submission of other stockholder business to be transacted at any Annual Meeting. A copy of the pertinent By-Law provisions is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. If any such stockholder proposals or other business to be transacted properly come before the 2007 Annual Meeting, it is intended that shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

GENERAL INFORMATION

Voting of Proxies

Shares represented by properly executed proxies will be voted at the meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by proxies on which no specification has been made will be voted (i) for the election of Directors, (ii) for the ratification of the selection of the independent registered public accounting firm, and (iii) against the adoption of stockholder Proposal No. 3.

Stockholder Proposals

Any stockholder who intends to present a proposal at the annual meeting in the year 2008 must deliver the proposal to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333:

•	Not later than August 5, 2008, if the proposal is submitted for inclusion in the Corporation’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Not earlier than October 12, 2008 and not later than November 11, 2008 if the proposal is submitted pursuant to the Corporation’s By-Laws. The Corporation reserves the right to exercise discretionary voting authority on such proposal if a stockholder has failed to submit the proposal within such October 12, 2008 through November 11, 2008 time period.

A copy of the Corporation’s By-Laws is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333.

Revocation of Proxies

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later dated proxy, or a later casted Internet or telephone vote, with regard to the same shares or by giving notice in writing to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333 or in person at the 2007 Annual Meeting.

Solicitation of Proxies

The cost of soliciting the accompanying proxy will be borne by the Corporation. The Corporation may reimburse brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation. Further, the Corporation has retained Georgeson Inc. to perform solicitation services in connection with this Proxy Statement. For such services, the Corporation will pay Georgeson Inc. a base fee of $25,000, an additional fee of $50,000 upon the mailing of any solicitation opposing the Corporation’s solicitation and a fee of $25,000 if the nominees of the Board of Directors are elected at the 2007 Annual Meeting. Georgeson Inc. will also be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

By order of the Board of Directors

Gary J. Elek
  Secretary

December 10, 2007

APPENDIX A

PARTICIPANT INFORMATION

		Shares of Common
		Stock Beneficially
Name	Title	Owned(1)

Terry L. Haines	Chairman of the Board, President and Chief Executive Officer	364,334
Paul F. DeSantis	Chief Financial Officer and Treasurer and Vice President of Finance	20,381	(2)
Barry A. Rhodes	Executive Vice President and Chief Operating Officer for North America	92,033
Ronald G. Andres	Vice President and General Manager of Engineered Compounds	119,433	(3)
Gary J. Elek	Vice President and Controller for North America	28,666
David G. Birney	Director	7,000	(4)
Howard R. Curd	Director	4,500
Joseph M. Gingo	Director	17,000
Willard R. Holland	Director	20,000
James A. Karman	Director	21,000
James S. Marlen	Director	19,500
Dr. Peggy Miller	Director	18,000
James A. Mitarotonda	Director	2,371,954	(5)
Michael A. McManus, Jr.	Director	2,500
Ernest J. Novak, Jr.	Director	12,200
John B. Yasinsky	Director	19,000	(6)
INDEPENDENT DIRECTOR

(1)	Includes the following number of shares that are not owned, but can be purchased within sixty days upon the exercise of options granted under 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or the 2006 Incentive Plan: 86,667 by Terry L. Haines; 43,333 by Barry A. Rhodes; 20,000 by Paul F. DeSantis; 64,333 by Ronald G. Andres; 16,666 by Gary J. Elek; 6,000 by each of Dr. Peggy Miller, James A. Karman, Willard R. Holland, John B. Yasinsky and Joseph M. Gingo; and 4,500 by James S. Marlen. Includes the following number of restricted shares of Common Stock awarded under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 90,000 for Terry L. Haines; 26,000 for Ronald G. Andres; 33,000 for Barry A. Rhodes; 18,000 for Paul F. DeSantis; 12,000 for Gary J. Elek; 9,000 for each of Dr. Peggy Miller, Willard R. Holland, James A. Karman, James S. Marlen, Ernest J. Novak, Jr., John B. Yasinsky and Joseph M. Gingo; 4,500 for each of David G. Birney and James A. Mitarotonda; 2,500 for each of Michael A. McManus, Jr. and Howard R. Curd. Participants have the power to vote, but not dispose, of these shares.

(2)	Mr. DeSantis owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(3)	Mr. Andres owns 5,300 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(4)	Mr. Birney owns 2,500 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(5)	Includes 680,410 shares of Common Stock held directly by Barington Companies Equity Partners, L.P. (“Barington”), 1,202,331 shares held directly by Barington Companies Offshore Fund, Ltd. (“Barington Fund”) and 484,713 shares held directly by Barington Investments, L.P. (“Barington Investments”). Barington,

Barington Fund and Barington Investments each may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the majority member of Barington Companies Advisors, LLC (“Barington Advisors”), Barington Companies Investors, LLC (“Barington Investors”) and Barington Offshore Advisors II, LLC (“Barington Offshore”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. Also, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(6)	Mr. Yasinsky owns 2,000 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

INFORMATION REGARDING TRANSACTIONS IN THE CORPORATION’S SECURITIES BY
PARTICIPANTS

The following table sets forth information regarding purchases and sales within the past two years of the Corporation’s stock by the Corporation’s directors, director nominees, officers and employees who, under the Securities and Exchange Commission’s rules, are participants in the Corporation’s solicitation of proxies in connection with the 2007 Annual Meeting of Stockholders. Except as set forth below or as otherwise disclosed in the Proxy Statement, none of the purchase price or market value of the stock is represented by funds borrowed or otherwise obtained for the purpose or acquiring or holding such securities.

		Number of
Name and Address	Date of Sale or Purchase	Shares

Terry L. Haines	Exercise of stock options on January 19, 2006	134,167
Chairman of the Board, President and	Sale of shares of common stock on January 19, 2006	(106,300)
Chief Executive Officer	Sale of shares of common stock on November 1, 2006	(4,700)
A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	75,000
3550 West Market Street	Sale of shares of common stock on July 18, 2007	(100,000)
Akron, Ohio 44333	Exercise of stock options on July 19, 2007	259,999
	Sale of shares of common stock on July 19, 2007	(100,000)

Paul F. DeSantis	Acquisition of shares of common stock through	34
Chief Financial Officer and Treasurer	a broker dividend reinvestment program in 2006
and Vice President of Finance
A. Schulman, Inc.	Purchase of shares of common stock on January 9, 2007	500
3550 West Market Street	Grant of restricted stock on April 11, 2007	18,000
Akron, Ohio 44333	Acquisition of shares of common stock through a broker dividend reinvestment program in 2007	47

Barry A. Rhodes	Exercise of stock option on January 12, 2006	20,500
Executive Vice President and Chief	Sale of shares of common stock on January 12, 2006	(18,000)
Operating Officer for North America	Grant of restricted stock on April 11, 2007	18,000
A. Schulman, Inc. 3550 West Market Street Akron, Ohio 44333

Ronald G. Andres	Exercise of stock option on January 11, 2006	12,000
Vice President of North American	Sale of shares of common stock on January 11, 2006	(9,000)
Operations	Grant of restricted stock on April 11, 2007	13,000
A. Schulman, Inc. 3550 West Market Street Akron, Ohio 4333

		Number of
Name and Address	Date of Sale or Purchase	Shares

Gary J. Elek	Grant of restricted stock on April 11, 2007	6,000
Vice President and Controller for North America
A. Schulman, Inc. 3550 West Market Street Akron, Ohio 44333

David G. Birney	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
14211 Indian Wells Drive	Purchase of shares of common stock on August 16, 2007	2,500
Houston, Texas 77069

Howard R. Curd	Purchase of shares of common stock on July 27, 2007	1,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
Chairman of the Board and Chief	Purchase of shares of common stock on February 27, 2007	500
Executive Officer of Uniroyal	Purchase of shares of common stock on February 28, 2007	500
Engineered Products, LLC 290 Cocoanut Avenue, Suite 1-A Sarasota, Florida 34236

Joseph M. Gingo	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
Executive Vice President, Quality Systems and Chief Technical Officer of The Goodyear Tire & Rubber Company 1144 East Market Street Akron, Ohio 44316

William R. Holland	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
2 Shadow Brook Lane Savannah, Georgia 31411

James M. Karman	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
110 Seaspray Avenue Palm Beach, Florida 33480

James S. Marlen	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
Chairman of the Board, President and Chief Executive Officer of Ameron International Corporation 245 South Los Robles Avenue 8th Floor Pasadena, California 91011

Michael A. McManus, Jr. Director — A. Schulman, Inc. President, Chief Executive Officer and Director of Misonix, Inc. 100 White Plains Road Bronxville, New York 10708	Grant of restricted stock on April 11, 2007	2,500

Peggy G. Miller	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
506 Meadow Creek Drive Volga, South Dakota 57071

		Number of
Name and Address	Date of Sale or Purchase	Shares

James A. Mitarotonda	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
Chairman of the Board, President
and Chief Executive Officer of Barington	See also the purchases by various affiliates of
Capital Group, L.P., Barington	Mr. Mitarotonda below.
Companies Investors, LLC and Barington Offshore Advisors II, LLC 888 Seventh Avenue, 17th Floor New York, New York 10019

Ernest J. Novak, Jr.	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Grant of restricted stock on April 11, 2007	2,500
8665 Century Lane Russell, Ohio 44072

John B. Yasinsky	Grant of restricted stock on February 1, 2006	2,000
Director — A. Schulman, Inc.	Purchase of shares of common stock on July 10, 2006	1,000
945 Red Oak Drive	Grant of restricted stock on April 11, 2007	2,500
Pittsburgh, Pennsylvania 15238

Barington Companies Offshore Fund,	Purchase of shares of common stock on May 02, 2006	8,649
Ltd.	Purchase of shares of common stock on May 03, 2006	92
888 Seventh Avenue	Purchase of shares of common stock on May 04, 2006	39,969
New York, New York 10019	Purchase of shares of common stock on May 08, 2006	8,993
	Purchase of shares of common stock on May 11, 2006	36,581
	Purchase of shares of common stock on May 12, 2006	9,682
	Purchase of shares of common stock on May 17, 2006	25,000
	Purchase of shares of common stock on May 18, 2006	25,000
	Purchase of shares of common stock on May 19, 2006	25,000
	Purchase of shares of common stock on May 24, 2006	41,405
	Purchase of shares of common stock on May 25, 2006	18,239
	Purchase of shares of common stock on July 10, 2006	5,710
	Purchase of shares of common stock on July 11, 2006	24,106
	Purchase of shares of common stock on July 12, 2006	2,000
	Purchase of shares of common stock on July 14, 2006	9,810
	Purchase of shares of common stock on July 27, 2006	50,000
	Purchase of shares of common stock on August 21, 2006	5,876
	Purchase of shares of common stock on October 31, 2006	36,600
	Purchase of shares of common stock on November 01, 2006	28,400
	Purchase of shares of common stock on November 02, 2006	10,681
	Purchase of shares of common stock on November 17, 2006	8,000
	Purchase of shares of common stock on November 27, 2006	32,699
	Purchase of shares of common stock on November 28, 2006	10,240
	Purchase of shares of common stock on November 29, 2006	470
	Purchase of shares of common stock on January 09, 2007	16,170
	Purchase of shares of common stock on January 10, 2007	6,301
	Purchase of shares of common stock on January 16, 2007	25,535
	Purchase of shares of common stock on January 17, 2007	17,875
	Purchase of shares of common stock on January 18, 2007	25,535
	Purchase of shares of common stock on February 23, 2007	17,753
	Purchase of shares of common stock on February 26, 2007	18,005
	Purchase of shares of common stock on February 27, 2007	35,386
	Purchase of shares of common stock on April 11, 2007	2,745
	Purchase of shares of common stock on April 12, 2007	6,459
	Purchase of shares of common stock on May 01, 2007	6,371
	Purchase of shares of common stock on July 26, 2007	20,583
	Purchase of shares of common stock on July 27, 2007	20,368
	Purchase of shares of common stock on August 02, 2007	28,649
	Purchase of shares of common stock on August 03, 2007	32,071
	Purchase of shares of common stock on August 06, 2007	25,028
	Purchase of shares of common stock on August 08, 2007	27,202
	Purchase of shares of common stock on August 09, 2007	51,734

		Number of
Name and Address	Date of Sale or Purchase	Shares

	Purchase of shares of common stock on August 16, 2007	19,171
	Purchase of shares of common stock on August 21, 2006	4,366

Barington Companies Equity Partners,	Purchase of shares of common stock on November 27, 2006	12,289
L.P.	Purchase of shares of common stock on November 28, 2006	6,655
888 Seventh Avenue	Purchase of shares of common stock on November 29, 2006	306
New York, New York 10019	Purchase of shares of common stock on January 09, 2007	10,508
	Purchase of shares of common stock on January 10, 2007	4,095
	Purchase of shares of common stock on January 16, 2007	16,595
	Purchase of shares of common stock on January 17, 2007	11,616
	Purchase of shares of common stock on January 18, 2007	16,595
	Purchase of shares of common stock on April 11, 2007	14,821
	Purchase of shares of common stock on April 12, 2007	4,169
	Purchase of shares of common stock on May 01, 2007	5,804
	Purchase of shares of common stock on July 26, 2007	19,867
	Purchase of shares of common stock on July 27, 2007	13,368
	Purchase of shares of common stock on August 08, 2007	12,588
	Purchase of shares of common stock on August 09, 2007	27,846
	Purchase of shares of common stock on August 16, 2007	3,029

Barington Investments, L.P.	Purchase of shares of common stock on August 21, 2006	3,186
888 Seventh Avenue	Purchase of shares of common stock on November 27, 2006	5,012
New York, New York 10019	Purchase of shares of common stock on November 28, 2006	2,705
	Purchase of shares of common stock on November 29, 2006	124
	Purchase of shares of common stock on January 09, 2007	3,766
	Purchase of shares of common stock on January 10, 2007	1,468
	Purchase of shares of common stock on January 16, 2007	6,020
	Purchase of shares of common stock on January 17, 2007	4,214
	Purchase of shares of common stock on February 23, 2007	2,620
	Purchase of shares of common stock on February 26, 2007	2,657
	Purchase of shares of common stock on February 27, 2007	5,223
	Purchase of shares of common stock on April 11, 2007	5,391
	Purchase of shares of common stock on April 12, 2007	3,262
	Purchase of shares of common stock on May 01, 2007	3,752
	Purchase of shares of common stock on July 26, 2007	7,830
	Purchase of shares of common stock on July 27, 2007	6,530
	Purchase of shares of common stock on August 02, 2007	7,351
	Purchase of shares of common stock on August 03, 2007	8,229
	Purchase of shares of common stock on August 06, 2007	6,422
	Purchase of shares of common stock on August 08, 2007	10,210
	Purchase of shares of common stock on August 09, 2007	20,420
	Purchase of shares of common stock on August 16, 2007	7,400

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as provided in this Appendix or otherwise disclosed in this Proxy Statement, to the best of the Corporation’s knowledge, no associate of any person listed above under “Participant Information” beneficially owns any common stock or other securities of the Corporation. In addition, except as described in this Appendix or otherwise disclosed in this Proxy Statement, to the best of the Corporation’s knowledge, no person listed above under “Participant Information” or any of his or her associates, is either a party to any transactions or series of similar transactions since the beginning of the Corporation’s last fiscal year, or any currently proposed transaction or series of similar transactions, (1) in which the Corporation or any of the Corporation’s subsidiaries was or is to be a party, (2) in which the amount involved exceeds $120,000 or (3) in which any such person or any of his or her associates had or will have, a direct or indirect material interest.

To the best of the Corporation’s knowledge, except as described in this Appendix or as otherwise disclosed in this Proxy Statement, no person listed above under “Participant Information” or any of his or her associates has entered into an arrangement or understanding with any person with respect to any future employment by the Corporation or its affiliates, or any future transactions to which the Corporation or any of its affiliates will or may be a party. In addition, to the best of the Corporation’s knowledge, except as described in this Appendix or otherwise disclosed in this Proxy Statement, there are no contracts, arrangements or understandings with any of the persons listed above under “Participant Information” within the past year and any person with respect to any securities of the Corporation, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

To the best of the Corporation’s knowledge, except as described in this Appendix or as otherwise disclosed in this Proxy Statement, none of the persons listed above under “Participant Information” beneficially owns any securities of any subsidiary of the Corporation. Except as described in this Appendix or as otherwise disclosed in this Proxy Statement, to the best of the Corporation’s knowledge, no person listed above under “Participant Information” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2007 Annual Meeting of Stockholders.

There are no material proceedings to which any person listed above under “Participant Information” or any associate of any such person is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries. There are no family relationships among the directors, director nominees and executive officers of the Corporation.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

A. SCHULMAN, INC.
This Proxy is Solicited on Behalf of the Board of Directors of A. Schulman, Inc. for the
Annual Meeting of Stockholders to be Held on January 10, 2008

P
R
O
X
Y
The undersigned hereby appoints TERRY L. HAINES, PAUL F. DESANTIS, and GARY J. ELEK and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of Common Stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on January 10, 2008 and at any adjournments and postponements thereof, in the manner specified on this proxy card and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate Notice of Annual Meeting and Proxy Statement is acknowledged by return of the Card or by voting via telephone or internet in accordance with the instructions on the other side of this card.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or internet you do not need to mail back card.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS CARD.
This proxy is solicited on behalf of the Board of Directors of A. Schulman, Inc. This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR Proposals 1 and 2, and AGAINST Shareholder Proposal 3.
(Continued and to be voted on reverse side.)

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-000-0000. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Available until 11:59 p.m. Eastern Time on Sunday, January 9, 2008.

Visit the Internet website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available until 11:59 p.m. Eastern Time on Sunday, January 9, 2008.
Simply complete, sign and date your Proxy Card and return it in the postage-paid envelope. If you are delivering your proxy by telephone or the Internet, please do not mail your Proxy Card.
        COMPANY NUMBER                                           CONTROL NUMBER
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE ▼

☒	Please mark votes as in this example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2. THE BOARD OF DIRECTORS
RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL 3.

					FOR	AGAINST	ABSTAIN
1. Election of Class II directors:	(1) Terry L. Haines	(4) James A. Karman	2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending August 31, 2008.	☐	☐	☐
	(2)	(3) James A. Mitarotonda

FOR all nominees,	WITHHOLD	FOR all nominees,
listed above	AUTHORITY to vote	listed above except
	for all nominees	as marked to the			FOR	AGAINST	ABSTAIN
	listed above.	contrary below.	3.	To approve a stockholder proposal to have the Board of Directors create a special committee of independent directors to engage an investment banking firm to evaluate strategic alternatives for the Corporation.	☐	☐	☐
☐	☐	☐

To withhold authority to vote for any individual, mark “FOR all nominees listed above except as marked to the contrary below” and write that nominee’s name on the line below.
			4.	The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

Date	, 2007

Signature

Signature (if held jointly)

Title or Authority

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee, administrator, or guardian, please give title as such. If stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

This proxy, when properly executed, will be voted in the manner directed herein.